Exhibit 2.1

CONFIDENTIAL TREATMENT

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”

Dated 22 July 2015

(1)	Andrew Jim Kelley Glasspool
and
(2)	Stephen Mark Upton
and
(3)	MOBIFLUX
and
(4)	Gary Marshall
and
(5)	Lionel Tranchard
and
(6)	Jean-Marc Racine
and
(7)	Cartesian Inc.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase
of the entire issued share capitals of
FARNCOMBE TECHNOLOGY LIMITED
and
FARNCOMBE FRANCE SARL

Faegre Baker Daniels LLP - 7 Pilgrim Street, London EC4V 6LB

WADSM/US.72535798.01

Table of Contents

1.	Interpretation	3

2.	Sale and purchase	8

3.	Purchase Price	8

4.	Provisions Regarding the Issue of the Consideration Shares	10

5.	Net working capital adjustment	14

6.	Completion	15

7.	Warranties	15

8.	Limitations on Claims	15

9.	Indemnities	19

10.	Tax Covenant	20

11.	Restrictions on the Sellers	20

12.	Confidentiality and announcements	21

13.	Further assurance	22

14.	Assignment	22

15.	Entire agreement	22

16.	Variation and waiver	22

17.	Costs	23

18.	Notices	23

19.	Sellers’ Representative	24

20.	Severance	24

21.	Third Party Rights	24

22.	Counterparts	25

23.	Governing law and jurisdiction	25

Schedule 1	The Sellers	26

Schedule 2	Particulars of the Companies and the Subsidiaries	27

1

Schedule 3	Completion	28

Schedule 4	Warranties	30

Part 1.	General warranties	30

Part 2.	Tax warranties	44

2

THIS AGREEMENT is dated 22 July 2015

Parties

(1)	The several persons whose names and addresses are set out in columns (1) and (2) of the table at Part 1 of Schedule 1 (“Sellers”); and

(2)	CARTESIAN INC., a public corporation organised under the laws of Delaware, having its principal place of business at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210 (“Buyer”).

Background

The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares (as defined below) subject to the terms and conditions of this agreement.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: collectively, the Accounts (UK) and the Accounts (France).

Accounts Date: 31 December 2014.

Accounts (France): the financial statements of Farncombe France as at and to the Accounts Date, including the balance sheet, profit and loss account together with the notes on them and the cash flow statement, which have been Disclosed.

Accounts (UK): the financial statements of Farncombe UK and Farncombe ES as at and to the Accounts Date, comprising the individual accounts of each of Farncombe UK and Farncombe ES, including in each case the balance sheet, profit and loss account together with the notes on them and the cash flow statement, which have been Disclosed.

Affiliate: an affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the person specified.

Business: the business carried on by the Companies and the Subsidiaries, namely the provision of strategic consultancy, content security, testing and implementation services for broadcast and broadband internet digital television (or any part of it).

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Claim: a claim for breach of any of the Warranties.

Companies: together, Farncombe UK and Farncombe France.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date upon which Completion occurs.

Completion Net Working Capital: the aggregate current assets of the Companies and the Subsidiaries as at the Completion Date, less the aggregate current liabilities of the Companies and the Subsidiaries as at the Completion Date, adjusted in accordance with the provisions of Schedule 7, as presented in the Completion Statements.

3

Completion Statements: the statements to be prepared and agreed, deemed agreed or determined in accordance with Schedule 7.

Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

Consideration Shares: shares of common stock of US$0.005 each in the Buyer to be issued to the Sellers in accordance with and subject to the terms of this agreement.

Control: has the meaning given in section 1124 of the CTA 2010, and the expression change of Control shall be construed accordingly.

CTA 2009: the Corporation Tax Act 2009.

CTA 2010: the Corporation Tax Act 2010.

Deferred Consideration: the cash consideration payable in accordance with clause 3.1(c).

Director: each person who is a director of either of the Companies or any of the Subsidiaries (or, in the case of Farncombe France, a gérant), as set out in Schedule 2.

Disclosed: fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Disclosure Letter.

Disclosure Documents: the documents relating to the Companies and the Subsidiaries and their respective businesses and assets contained in the electronic data room located at /home/Farncombe Consulting Group/Client work (external facing projects)/GroveHse, copies of which have been provided to the Buyer in CD-ROM format immediately prior to the signing of this agreement.

Disclosure Letter: the letter from the Sellers to the Buyer, in agreed form, dated the same date as this agreement and described as the Disclosure Letter, including the Disclosure Documents.

Earn-out Consideration: up to £1,744,248, being 40% of the Purchase Price, payable in accordance with and subject to adjustment under the provisions of Schedule 8 or otherwise in accordance with clause 3.3.

Employee: has the meaning set out in paragraph 16.1 of Part 1 of Schedule 4.

Encumbrance: any right to acquire, option or right of pre-emption or any mortgage, charge, pledge, lien, assignment, cautionnement, hypothecation, security interest, title retention, or any other security agreement or arrangement.

Exchange Act: the United States Securities Exchange Act of 1934 (as amended).

4

Expert: a firm of chartered accountants with suitable experience in dealing with such types of dispute in the United Kingdom (in the case of a dispute relating to UK matters) (“UK Expert”) or France (in the case of a dispute relating to French matters) (“French Expert”) (who and which are independent of the parties) either (i) agreed by the Buyer and the Sellers’ Representative in writing; or (ii) in default of agreement within 10 Business Days of the date of either the Buyer or the Sellers’ Representative serving on the other details of its suggested Expert or Experts, nominated by the President for the time being of the Paris Commercial Court (Tribunal de commerce de Paris) (in the case of a dispute relating to French matters) or (in any other case) the President for the time being of the Institute of Chartered Accountants in England and Wales, in each case upon the application at any time following the end of such 10 Business Day period of either the Buyer or the Sellers’ Representative.  Any UK Expert shall act as an expert, and not as an arbitrator.  Any French Expert shall act as an “arbitre", as referred to in article 1592 of the French civil code, and not as an expert as referred to in article 1843-4 of the French civil code. Save in the event of manifest error or fraud, the Expert's determination of any matters referred to him in accordance with this agreement shall be final and binding on the parties. The Expert's fees and any costs or expenses incurred in making his determination (including the fees and costs of any advisers appointed by the Expert) shall be borne in such proportions as the Expert may in his discretion determine on the basis of the relative merits of the positions taken by each of the parties in relation to the matter in dispute or, if no such determination is made, equally between the Buyer on the one hand and the Sellers on the other.  If an appointed Expert dies or becomes unwilling or incapable of acting, or does not deliver his determination within any period required by this agreement:

(a)	the parties shall use all reasonable endeavours to agree the identity and terms of appointment of a replacement Expert; and

(b)	if the parties fail to agree and appoint a replacement Expert within 10 Business Days of a replacement being proposed in writing by one party, then either party may apply to the President for the time being of the Institute of Chartered Accountants of England and Wales (in the case of a UK Expert) or to the President for the time being of the Paris Commercial Court (Tribunal de commerce de Paris) (in the case of a French Expert) to discharge the appointed Expert and to appoint a replacement Expert, whose conduct shall be governed by this definition as if he were the original Expert.

Farncombe ES: Farncombe Engineering Services Limited, a company incorporated and registered in England and Wales with company number 6581276, further details of which are set out in Part 3 of Schedule 2.

Farncombe France: Farncombe France SARL, a société à responsabilité limitée company incorporated and registered in France and whose sole identification number is 501 396 071 RCS Paris, further details of which are set out in Part 2 of Schedule 2.

Farncombe France Shares: the 2,000 shares (parts sociales) with numbers 1 to 2,000 of €1 each in the capital of Farncombe France, all of which have been issued and are fully paid.

Farncombe UK: Farncombe Technology Limited, a company incorporated and registered in England and Wales with company number 5997790, further details of which are set out in Part 1 of Schedule 2.

Farncombe UK Shares: the 34,443 ordinary shares of £1 each in the capital of Farncombe UK, all of which have been issued and are fully paid.

FCGL: Farncombe Consulting Group Limited, a company incorporated and registered in England and Wales with company number 6581663.

Group: in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

5

Indemnity Claim: a claim under any of the indemnities contained in clause 9.

Initial Consideration: the cash consideration payable on Completion in accordance with clause 3.1(a).

Initial Consideration Shares: the 588,567 Consideration Shares to be issued to the Sellers on Completion in accordance with clause 3.1(b).

Material Adverse Effect: a material adverse effect on the condition (financial or otherwise), business or operations of the Buyer and its subsidiaries, taken as a whole, provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no fact, circumstance, change, event, occurrence or effect resulting primarily from any of the following shall constitute, a Material Adverse Effect: (A) changes in economic conditions or the capital or financial markets generally affecting the United States economy or the economy of any other jurisdiction in which the Buyer or any of its subsidiaries conducts business or has operations, except to the extent such conditions adversely affect the Buyer or its subsidiaries in a materially disproportionate manner relative to other similarly situated companies, (B) any adoption, repeal, or other change of generally accepted accounting principles or any applicable law, legislation, rule, regulation, order or ruling or the interpretation thereof, and (C) any act of war or terrorism or other national or international calamity, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions.

Material Contract: has the meaning given in paragraph 8.1(a) of Schedule 4.

Material Customer: any person who has paid to the Targets an amount equal to 10% or more of the aggregate gross revenue of the Targets within the last 12 months.

Material Supplier: any person to which the Targets have paid an amount equal to 10% or more of the aggregate gross expenditure of the Targets within the last 12 months.

May Net Working Capital: the aggregate current assets of the Companies and the Subsidiaries as at 31 May 2015, less the aggregate current liabilities of the Companies and the Subsidiaries as at 31 May 2015, adjusted in accordance with the provisions of Schedule 7, as presented in the Completion Statements.

Properties: the land and buildings, short particulars of which are set out in Schedule 6 (or any parts or parts of them).

Purchase Price: the purchase price for the Sale Shares as set out in clause 3.1.

Relevant Claim: a Claim, an Indemnity Claim or a claim under the Tax Covenant.

Relevant Proportion: in relation to a Seller, the proportion set out opposite that Seller’s name in the table at Part 2 of Schedule 1.

Reorganisation: the acquisition by Farncombe UK of 4,478 ordinary shares of £0.01 each in the capital of Farncombe ES from Gary Marshall effected immediately prior to the date of this agreement in contemplation of the acquisition of the Sale Shares by the Buyer.

Restricted Period: the period commencing on the date of this agreement and ending on the two year anniversary of Completion.

Sale Shares: the Farncombe UK Shares and the Farncombe France Shares.

6

SEC: the United States Securities and Exchange Commission.

Securities Act: the United States Securities Act of 1933 (as amended).

Sellers’ Representative: Stephen Upton.

Sellers’ Solicitors: Penningtons Manches LLP, Da Vinci House, Basing View, Basingstoke, Hampshire RG21 4EQ.

Service Agreements: the service agreements in agreed form to be entered into by each of Dr Upton, Mr Tranchard and Mr Racine.

Subsidiaries: the companies of which details are set out in of Part 3 of Schedule 2, each a Subsidiary.

Substantiated Claim: a Relevant Claim to the extent that it has been (i) agreed in writing by the parties to the Relevant Claim both as to liability and quantum; or (ii) finally adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

Target Net Working Capital: the sum of £675,000.

Targets: collectively, the Companies and the Subsidiaries.

Tax or Taxation: has the meaning given in paragraph 1.1 of Schedule 5.

Tax Covenant: the tax covenant set out in Schedule 5.

Taxation Authority: has the meaning given in paragraph 1.1 of Schedule 5.

Trading Market: the NASDAQ Stock Market LLC.

Warranties: the warranties given pursuant to clause 7 and set out in Schedule 4.

1.2	References to clauses and Schedules are to the clauses of, and Schedules to, this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement.

1.4	A reference to a party shall include that party's personal representatives, successors and permitted assigns.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.

1.7	A reference to writing or written includes email (unless otherwise expressly provided in this agreement).

7

1.8	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.9	References to a document in agreed form is to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.10	Unless otherwise provided, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this agreement under that statute or statutory provision.

2.	Sale and purchase

2.1	The Sellers shall sell and the Buyer shall buy, with effect from Completion, the Farncombe UK Shares with full title guarantee, free from all Encumbrances and together with all rights attached or accruing to them on or after the Completion Date.

2.2	The Sellers shall sell and the Buyer shall buy, with effect from Completion, the Farncombe France Shares with full title guarantee, free from all Encumbrances and together with all rights attached or accruing to them on or after the Completion Date.

2.3	Each Seller severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares (or any of them) conferred on him under the articles of association of the Companies or otherwise.

2.4	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	Purchase Price

3.1	Subject to adjustment in accordance the terms of this agreement, the Purchase Price for the Sale Shares shall be the sum of £4,360,620 to be apportioned between the Companies as to £3,706,527.00 (85% of the Purchase Price) in consideration for the Farncombe UK Shares and as to £654,093 (15% of the Purchase Price) in consideration for the Farncombe France Shares. The Purchase Price shall comprise:

(a)	the sum of £654,093 to be paid by the Buyer in cash at Completion in accordance with clause 6.3(a) (“Initial Consideration”), representing 15% of the Purchase Price, of which £555,979.05 shall be in consideration for the Farncombe UK Shares and £98,113.95 shall be in consideration for the Farncombe France Shares;

(b)	the sum of £1,308,186 to be settled by the issue at Completion to the Sellers of the Initial Consideration Shares, being such number of Consideration Shares as has an aggregate market value (calculated using the average sterling/dollar exchange rate recorded by the Financial Times at http://markets.ft.com/research/Markets/ Currencies for the month prior to the Completion Date, at the volume weighted average share price for common stock of the Buyer for the 30 days ending on the day before the date of signing of this agreement, determined by dividing the dollar value of all Buyer common stock trading on the Trading Market for such 30-day period, by the total trading volume of Buyer common stock on the Trading Market for such 30-day period) equal to 30% of the Purchase Price, of which £1,111,958.10 shall be in consideration for the Farncombe UK Shares and £196,227.90 shall be in consideration for the Farncombe France Shares;

8

(c)	subject to adjustment in accordance with clause 5.2, the sum of £654,093 in cash, representing 15% of the Purchase Price, to be paid as set out in that clause (“Deferred Consideration”), of which £555,979.05 shall be in consideration for the Farncombe UK Shares and £98,113.95 shall be in consideration for the Farncombe France Shares; and

(d)	the Earn-out Consideration, which shall be calculated and paid in accordance with Schedule 8, 85% of such amount to be in consideration for the Farncombe UK Shares and 15% of such amount to be in consideration for the Farncombe France Shares.

3.2	Any payments (including Consideration Shares) due to or from the Sellers under this agreement shall be paid or received by them in the proportions set out in column 4 of Part 1 of Schedule 1 or, otherwise in the Relevant Proportions.

3.3	The full amount of the Earn-out Consideration shall become immediately due and payable to the Sellers, notwithstanding the provisions of Schedule 8, if at any time during the Earn-out Period:

3.3.1	any person or group of persons within the meaning of § 13(d)(3) of the Exchange Act (other than the Buyer, any subsidiary of the Buyer or any employee benefit plan of the Buyer or any subsidiary of the Buyer) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power associated with the outstanding stock of the Buyer;

3.3.2	the Buyer transfers or relinquishes Control of any of (i) Farncombe UK, (ii) Farncombe ES and/or (iii) Farncombe France (other than by reason of a reorganisation of the Buyer’s Group), in each case to a person outside the Buyer’s Group; or

3.3.3	the Buyer disposes of all or substantially all of (i) its business and assets, (ii) the business and assets of Farncombe UK, (iii) the business and assets of Farncombe ES, and/or (iv) the business and assets of Farncombe France, in each case to a person outside the Buyer’s Group.

3.4	The maximum number of Consideration Shares to be included in the Earn-out Consideration (if earned) as set out in Part 1 of Schedule 1 and the amount of the Earn-out Consideration deemed paid upon delivery of such Consideration Shares, has been based upon their aggregate market value as of the date of this agreement (calculated on the same basis as the Initial Consideration Shares as set out in clause 3.1(b) above), notwithstanding that such Consideration Shares may have a higher or lower aggregate market value at the time such Consideration Shares are earned or paid as part of the Earn-out Consideration.

3.5	No Seller may sell, transfer or otherwise dispose of any interest in any Consideration Shares received by him or engage in any hedging or pledging transactions with respect to any Consideration Shares received by him within the period of 12 months following the Completion Date.

9

3.6	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer in respect of any Relevant Claim, provided that any payment made in respect of an Indemnity Claim shall not, in respect of MOBIFLUX, be deemed a reduction of Purchase Price. Any such payment shall be treated as a pure indemnity, which is payable to the Buyer or alternatively, should the Buyer, in its sole discretion, so elect (notwithstanding clause 9 and paragraph 2.1 of Schedule 5 of this agreement) to Farncombe UK or Farncombe ES.

3.7	All payments to be made to the Sellers under this agreement shall be made in sterling by electronic transfer of immediately available funds to the Sellers' Solicitors (who are irrevocably authorised by the Sellers to receive the same). Payment to the Sellers' Solicitors in accordance with this clause shall be a good and valid discharge of the obligations of the Buyer to pay the sum in question to the Sellers, and the Buyer shall not be concerned to see the application of the monies so paid.

4.	Provisions Regarding the Issue of the Consideration Shares

4.1	Each Seller understands that an investment in the Consideration Shares involves substantial risk. Each Seller represents and warrants to the Buyer that such Seller (i) has such knowledge and experience in financial and business matters as is necessary in order to evaluate the merits and risks of an investment in the Consideration Shares and (ii) can bear the economic risk of an investment in the Consideration Shares indefinitely. Each Seller further represents and warrants to the Buyer that such Seller does not currently beneficially own any shares of common stock of the Buyer (other than pursuant to this agreement), and that such Seller has not purchased or sold common stock of Buyer or any derivative securities relating in whole or in part to the common stock of Buyer during the ninety (90) day period prior to the date of this agreement.

4.2	Each Seller warrants to the Buyer that the Consideration Shares to be acquired by such Seller hereunder will be acquired for investment purposes for such Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution thereof within the meaning of the Securities Act, and each Seller has no present intention of selling, granting any participation in, or otherwise distributing the Consideration Shares.

4.3	Each Seller acknowledges that (i) such Seller has had the opportunity to review the information filed by the Buyer in its filings with the SEC at www.sec.gov, (ii) the Buyer has made available to such Seller the opportunity to ask questions and receive answers concerning the Buyer and its activities and all other matters relating to the operations of the Buyer and the Consideration Shares, and that the Buyer has answered all such enquiries, and (iii) such Seller is not relying on any information, oral or written, that such Seller may have received relating to the Buyer or the Consideration Shares other than the information in the Buyer's filings with the SEC and the warranties set out in clause 4.12 below.

4.4	Each Seller warrants to the Buyer that (i) during the period that the offer and sale of Consideration Shares to such Seller has occurred and at the time this agreement was negotiated, executed and delivered by such Seller, such Seller has been outside the United States and (ii) such Seller is not a U.S. person (and is not acquiring Consideration Shares for the account or benefit of a U.S. person) within the meaning of Rule 902(k) under the Securities Act.

10

4.5	Each Seller understands and agrees that the Buyer has no obligation to register the resale of any of the Consideration Shares under the Securities Act or applicable state and foreign securities laws.

4.6	Each Seller acknowledges and agrees that all offers and sales of Consideration Shares by such Seller shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws. Each Seller understands and agrees not to engage in any hedging transactions involving any of the Consideration Shares unless such transactions are in compliance with the provisions of the Securities Act and in accordance with applicable state and foreign securities laws.

4.7	Each Seller agrees that each of the certificates for Consideration Shares will contain a legend substantially to the following effect:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE OR FOREIGN SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS, (B) TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS, AND IN THE CASE OF (B) AND (C) THE HOLDER HAS PROVIDED TO THE COMPANY AN OPINION FROM COUNSEL ACCEPTABLE TO THE COMPANY AS TO SUCH MATTERS. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT AND ALL APPLICABLE STATE AND FOREIGN SECURITIES LAWS. THE ISSUER AND ITS TRANSFER AGENT ARE REQUIRED TO REFUSE TO TRANSFER ANY SHARES NOT MADE IN ACCORDANCE WITH THESE REQUIREMENTS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN SECTION 3.5 OF THAT CERTAIN SHARE PURCHASE AGREEMENT DATED AS OF 22ND JULY 2015, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY, AND ALL PROVISIONS OF WHICH ARE HEREBY INCORPORATED BY REFERENCE INTO THIS CERTIFICATE.

4.8	Each Seller acknowledges and agrees with the Buyer that the Buyer and its transfer agent are required (including pursuant to this agreement and the bylaws of the Buyer) to refuse to register any transfer of the Consideration Shares not made in accordance with provisions of Regulation S or pursuant to an available exemption from registration under the Securities Act. Each Seller also agrees and consents to the entry of stop transfer instructions with the Buyer’s transfer agent against the transfer of Consideration Shares except in compliance with clause 3.5 and this clause 4.

11

4.9	Each Seller acknowledges that the Buyer is relying upon the representations, warranties, acknowledgements and agreements of the Sellers in clause 3.5 and this clause 4 in issuing the Consideration Shares to the Sellers and each Seller hereby indemnifies the Buyer and its officers, directors and Affiliates from any claims, legal proceedings, liabilities, fines, penalties, costs and expenses, damages, losses (whether or not arising out of a claim by a third-party) suffered or incurred by any of them as a result of any breach by such Seller of any such representations, warranties, acknowledgements and agreements.

4.10	The Sellers agree to use reasonable endeavours to assist the Buyer in preparing financial statements (including footnote disclosures) of Farncombe UK and Farncombe France and the Subsidiaries for their last completed fiscal year and such financial statements for any interim periods after the end of their last completed fiscal year (and any other periods as may be reasonably requested by the Buyer) (“Required Financial Statements”) in a timely manner as required by the Buyer to comply with its reporting obligations under United States securities laws. Such Required Financial Statements shall (i) be prepared in accordance with the books and records of Farncombe UK and Farncombe France and the Subsidiaries, (ii) be prepared in accordance with International Financial Reporting Standards, (iii) be complete and accurate in all material respects and (iv) fairly present the financial condition and results of operations of Farncombe UK and Farncombe France and the Subsidiaries for the respective periods covered thereby.

4.11	The Sellers agree to use reasonable endeavours to cooperate with the Buyer in connection with the Buyer's compliance from time to time with its reporting obligations under United States securities laws, including the audit of the annual financial statements included within the Required Financial Statements by the Buyer's independent auditor, reconciliation by the Buyer and its independent auditor of such Required Financial Statements to United States generally accepted accounting principles and preparation by the Buyer of pro forma financial information and other financial and statistical information as may be required in filings by the Buyer with the SEC.

12

4.12	The Buyer hereby warrants to the Sellers at the date of this agreement that:-

4.12.1	it has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials (together with any materials filed by the Buyer under the Exchange Act and the Securities Act during such period, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the reports required to be filed by the Buyer under the Exchange Act for the twenty-four (24) months preceding the date hereof comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), except as may be otherwise specified in such financial statements or the notes thereto or permitted by the rules of the Commission, and fairly present in all material respects the financial position of the Buyer and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except as disclosed in the SEC Reports (or in documents incorporated by reference in the SEC Reports), since 3 January 2015 (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or is likely to result in a Material Adverse Effect, (ii) the Buyer has not altered its method of accounting, other than in accordance with U.S. GAAP or applicable laws, rules and regulations, or changed the identity of its auditors, (iii) the Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements currently in effect to purchase or redeem any shares of its capital stock (except for forfeitures of restricted stock and repurchases by the Buyer of shares of capital stock held by current or former employees, officers, directors, or consultants pursuant to (A) tax withholding requirements, (B) an option of the Buyer to repurchase such shares upon the termination of employment or services or (C) an option of such current or former employees, officers, directors, or consultants to sell such shares to the Buyer), and (iv) the Buyer has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Buyer stock-based plans or pursuant to options, warrants or other securities disclosed in the SEC Reports (or in documents incorporated by reference in the SEC Reports).

4.12.2	except as required to be disclosed (and so disclosed) in the Buyer’s SEC Reports (or in documents incorporated by reference in the SEC Reports), there is no action, suit, claim, or proceeding, or, to the Buyer’s knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its subsidiaries that has had or is likely to have, individually or in the aggregate, a Material Adverse Effect.

13

4.12.2	as of 14 May 2015, the authorized capital stock of Buyer consists of 20,000,000 shares of common stock, of which 8,729,148 shares are issued and outstanding and 2,000,000 shares of preferred stock, none of which is issued and outstanding. The Buyer has not issued any capital stock since May 14, 2015 other than pursuant to (i) employee and director benefit plans disclosed in the SEC Reports (or in documents incorporated by reference in the SEC Reports), (ii) outstanding warrants, options or other securities disclosed in the SEC Reports (or in documents incorporated by reference in the SEC Reports), or (iii) transactions disclosed in the SEC Reports (or in documents incorporated by reference in the SEC Reports). The outstanding shares of capital stock of the Buyer have been duly and validly issued and are fully paid and nonassessable, to the Buyer's knowledge have been issued in compliance with all federal and state securities laws, and were not issued in violation of any enforceable preemptive rights or similar rights to subscribe for or purchase securities granted by law. Without limiting the foregoing, except as disclosed in the SEC Reports (or in documents incorporated by reference in the SEC Reports), no preemptive right, co-sale right, right of first refusal, registration right, or other similar right exists with respect to the Consideration Shares or the issuance and sale thereof. Upon delivery, no further approval or authorization of any stockholder, the Board of Directors of the Buyer or others will be required for the issuance and sale of the Consideration Shares, including under Trading Market rules. Except as disclosed in the SEC Reports (or in documents incorporated by reference in the SEC Reports), or in filings with the SEC under Sections 13 or 16 of the Exchange Act with respect to ownership of Buyer securities, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Consideration Shares to which the Buyer is a party or, to the knowledge of the Buyer, between or among any of the Buyer’s stockholders. The Consideration Shares are duly authorized and, when issued and paid for in accordance with this agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances (except Encumbrances created by Sellers, restrictions on transfer under applicable securities laws and this agreement, and Encumbrances disclosed in the SEC Reports (or in documents incorporated by reference in the SEC Reports)).

5.	Net working capital adjustment

5.1	The Completion Statements shall be drawn up and the amount of each of the May Net Working Capital and the Completion Net Working Capital shall be agreed, deemed agreed or determined as provided for in Schedule 7.

5.2	Within 15 Business Days of the agreement, deemed agreement or determination of the Completion Statements:

(a)	subject always to clause 5.2(c), if May Net Working Capital is less than Target Net Working Capital, an amount equal to the shortfall shall be deducted from the Deferred Consideration payable to the Sellers pursuant to clause 3.1(c);

(b)	if May Net Working Capital exceeds Target Net Working Capital, an amount equal to the excess (the “Excess”) shall (subject to clauses 5.2(c) and clause 5.2 (d)) be paid in cash by the Buyer to the Sellers in addition to the Deferred Consideration payable to the Sellers pursuant to clause 3.1(c);

(c)	if Completion Net Working Capital is less than Target Net Working Capital, an amount equal to the shortfall shall be deducted from the Deferred Consideration payable to the Sellers pursuant to clause 3.1(c), but no deduction shall be made under clause 5(a); and

(d)	if Completion Net Working Capital is less than May Net Working Capital, but more than Target Net Working Capital, the difference between Completion Net Working Capital and May Net Working Capital shall be deducted from the Excess and the balance paid in cash by the Buyer to the Sellers in addition to the Deferred Consideration payable to the Sellers pursuant to clause 3.1(c).

14

5.3	For the avoidance of doubt, if Completion Net Working Capital exceeds May Net Working Capital, there shall be no increase in the Excess.

6.	Completion

6.1	Completion shall take place on the Completion Date at the London offices of the Buyer’s solicitors, Faegre Baker Daniels LLP (or at such other place as may be agreed in writing by the parties).

6.2	At Completion, the Sellers shall comply with their obligations in Schedule 3.

6.3	Subject to the Sellers complying with their obligations in Schedule 3, the Buyer shall:

(a)	pay the Initial Consideration at Completion to the Sellers by electronic transfer of immediately available funds; and

(b)	deliver to the Sellers:

(i)	a signed acknowledgement of the Disclosure Letter; and

(ii)	a certified copy of the resolution adopted by the board of directors of the Buyer approving the execution and delivery of this agreement, the issue of the Consideration Shares on the terms of this agreement, and any other documents to be delivered by the Buyer at Completion.

6.4	This agreement (other than obligations that have already been fully performed) shall remain in full force after Completion.

7.	Warranties

7.1	The Sellers jointly and severally warrant to the Buyer that, except as Disclosed, each Warranty is true and accurate on the date of this agreement.

7.2	Warranties qualified by the expression so far as the Sellers are aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Sellers, having made all reasonable enquiries of the Directors and André Roy.

7.3	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

7.4	For the avoidance of doubt, unless otherwise stated, any Warranty included in Part 1 or Part 2 of Schedule 4 expressly providing for the compliance of any of the Targets with any of the laws of:
7.4.1	England and Wales shall be deemed only to have been given in relation to Farncombe UK and Farncombe ES; and
7.4.2	France shall be deemed only to have been given in relation to Farncombe France.

8.	Limitations on Claims

8.1	The aggregate liability of the Sellers for all Relevant Claims shall not exceed an amount equal to the amount of the Purchase Price received by them (disregarding for this purpose any amount of the Purchase Price not paid to the Sellers as a result of the Buyer exercising its right of set-off pursuant to clause 8.22).

15

8.2	The total liability of each Seller for all Relevant Claims shall not exceed a sum equal to his Relevant Proportion of the amount of the Purchase Price paid to the Sellers (disregarding for this purpose any amount of the Purchase Price not paid to the Sellers as a result of the Buyer exercising its right of set-off pursuant to clause 8.22), provided that if Mobiflux fails to pay an amount due from it pursuant to this agreement within 20 Business Days of such amount falling due for payment, Mr Racine shall be liable to pay such unpaid amount to the Buyer in the place of Mobiflux.

8.3	The Sellers shall not be liable for a Claim unless:

(a)	the liability in respect of such Claim (together with any connected Claims) exceeds £5,000; and

(b)	the liability in respect of such Claim (together with any connected Claims), when aggregated with the liability for all Substantiated Claims that are not excluded under clause 8.3(a) and all claims under the Tax Covenant, exceeds £50,000, in which case the Sellers shall be liable for the whole amount claimed (and not just the amount by which the threshold in this clause 8.3(b) is exceeded).

8.4	For the purposes of clause 8.3, a Claim is connected with another Claim if the Claims arise from the same event or set of circumstances, or relate to the same subject matter.

8.5	The Sellers shall not be liable for a Relevant Claim unless notice in writing of the Relevant Claim, summarising the nature of the Relevant Claim (in so far as it is known to the Buyer) and (as far as is reasonably practicable) the amount claimed, has been given by or on behalf of the Buyer to the Sellers:

(a)	in the case of a Claim made under the Warranties in Part 2 of Schedule 4 or a claim under the Tax Covenant, on or before the seventh anniversary of Completion; or

(b)	in the case of a Claim made under the Warranties in Part 1 of Schedule 4, on or before the second anniversary of Completion; or

(c)	in the case of an Indemnity Claim, on or before the second anniversary of Completion.

8.6	The Sellers shall not be liable for any Relevant Claim unless legal proceedings in respect of such Claim have been issued within six months of the date that the Sellers were first notified of such claim in accordance with clause 8.5, and no new Claim may be made in respect of the same facts.

8.7	The Sellers shall have no liability in respect of a Relevant Claim if and to the extent that such Relevant Claim is based upon a contingent liability unless and until such liability becomes an actual liability and provided this occurs prior to the expiry of the relevant time limit applicable to such Relevant Claim as set out in clause 8.5.

8.8	The Buyer shall not be entitled to make a Claim if and to the extent that the facts, matters, events or circumstances giving rise to the Claim:

(a)	are Disclosed; or

16

(b)	are within the actual knowledge of the General Counsel or an executive officer of the Buyer at the date of this agreement, as a result of its investigation of the Targets or otherwise.

8.9	The Sellers shall not be liable for any Relevant Claim to the extent that specific provision, reserve or allowance has been made in the Accounts or the Completion Statements, in respect of the matter or thing giving rise to such Relevant Claim.

8.10	The Sellers shall not be liable in respect of a Claim or an Indemnity Claim where the Buyer or any of the Targets is entitled to make a claim under a policy of insurance in respect of any matter or circumstance giving rise to the Claim or Indemnity Claim, unless the Buyer first makes (or procures that Farncombe UK, Farncombe France or the relevant Subsidiary makes) a claim against its insurers pursuant to the relevant policy. The Sellers’ liability in respect of any such Claim or Indemnity Claim shall be reduced by the amount, if any, recovered under such policy of insurance (or extinguished if the amount so recovered exceeds the amount of the Claim or Indemnity Claim) or, if a sum has already been paid to the Buyer by the Sellers in respect of such Claim or Indemnity Claim, there shall be repaid to the Sellers from the insurance proceeds an amount equal to such payment (or, if less, the amount recovered under such policy of insurance), in each such case less all reasonable costs, charges and expenses incurred by the Buyer and the Buyer’s Group (including the Targets) in recovering from the insurer.

8.11	In the event that the Buyer, or any of the Targets, is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim or Indemnity Claim the following provisions shall apply:

(a)	subject to this not materially prejudicing the business interests of the Buyer or any member of the Buyer’s Group (including the Targets), the Buyer shall (or shall procure that Farncombe UK, Farncombe France or the relevant Subsidiary shall) use all reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party;

(b)	the liability of the Sellers in respect of the relevant Claim or Indemnity Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer and the Buyer’s Group (including the Targets) in recovering that sum), or extinguished if the amount recovered exceeds the amount of the Claim or Indemnity Claim; and

(c)	if the Sellers make a payment to the Buyer in respect of a Claim or an Indemnity Claim and the Buyer, the Companies or any of the Subsidiaries subsequently recovers from a third party a sum which is referable to that Claim or Indemnity Claim, the Buyer shall promptly repay to the Sellers the lower of:

(i)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer and the Buyer’s Group (including the Targets) in recovering that sum); and

(ii)	the amount paid to the Buyer by the Sellers in respect of the relevant Claim or Indemnity Claim.

17

8.12	If any amount is repaid to the Sellers in accordance with paragraph 8.11(c), the amount so repaid shall be deemed to have never been paid by the Sellers to the Buyer. The provisions of this clause 8.12 and clauses 8.13 to 8.15 (inclusive) shall apply in the event that any claim is made or threatened by any third party against the Buyer, either of the Companies or any Subsidiary, which may reasonably be considered likely to give rise to a Claim or an Indemnity Claim (a “Third Party Claim”).

8.13	In the event of a Third Party Claim, the Buyer shall:

(a)	as soon as reasonably practicable, and in any event with 10 Business Days of the date upon which the Buyer (or any other member of the Buyer's Group) becomes aware of the Third Party Claim give written notice of the Third Party Claim to the Sellers’ Representative, specifying in reasonable detail the nature of the Third Party Claim;

(b)	keep the Sellers’ Representative informed of the progress of, and all material developments in relation to, the Third Party Claim;

(c)	subject to any applicable confidentiality obligations and the need to maintain legal professional privilege and to the requirements, if any, of its insurers, provide the Sellers’ Representative with copies of all material information and correspondence relating to the Third Party Claim; and

(d)	use reasonable endeavours to consult with the Sellers’ Representative regarding the conduct of the Third Party Claim.

8.14	The Buyer shall not (and shall procure that no other member of the Buyer’s Group shall) agree any compromise or settlement, or make any payment in relation to, a Third Party Claim without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed, provided that nothing in this clause shall prevent the Buyer from agreeing (or permitting to be agreed) any compromise or settlement, or from making any payment in respect of a Third Party Claim if the Buyer reasonably considers that a failure to do so would be prejudicial to its interests (or the interests of any other member of its Group), or would otherwise damage the goodwill of its business (or that of any other member of its Group) in any material respect.

8.15	Any failure by the Buyer to comply with its obligations in clause 8.14 in relation to a Third Party Claim shall not relieve the Sellers from, or reduce their liability in respect of, any related Claim or Indemnity Claim.

8.16	The Sellers shall not be liable in respect of any Claim or Indemnity Claim to the extent that the claim arises or the value of the claim is increased as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this agreement.

8.17	The Sellers shall not be liable in respect of any Claim or Indemnity Claim to the extent that the matter or circumstance giving rise to such Claim or Indemnity Claim arises, occurs or is otherwise attributable to, or the Sellers' liability pursuant to such Claim or Indemnity Claim is increased as a result of:

18

(a)	any voluntary act, omission, transaction or arrangement of the Buyer, either of the Companies or any of the Subsidiaries (or their respective directors, employees or agents) on or after Completion except where such act, transaction, omission or arrangement was:

(i)	carried out or effected pursuant to a legally binding obligation entered into on or before the date of this agreement; or

(ii)	in the ordinary course of business of the Companies or the Subsidiaries as carried on at Completion; or

(c)	any change after Completion in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of either of the Companies and the Subsidiaries compared to those used prior to Completion other than a change made in order to comply with the accounting standards and principles applicable to each of the Companies and the Subsidiaries during the period prior to Completion.

8.18	Neither the Buyer (nor any member of its Group) shall be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

8.19	The Buyer and the Sellers agree that rescission shall not be available as a remedy for any breach of this agreement and no party shall be entitled to rescind this agreement.

8.20	The Buyer shall (and shall cause each of the Companies and each of the Subsidiaries to) take all reasonable steps to avoid or mitigate any loss or liability that may give rise to a Claim or an Indemnity Claim.

8.21	Nothing in this clause 8 applies to exclude or limit the liability of the Sellers in respect of the Warranties set out in paragraphs 1.1 to 1.4 and 2.1 to 2.7 (inclusive) of Part 1 of Schedule 4, or to the extent that a Claim or Indemnity Claim arises or is delayed as a result of dishonesty or fraud by any of the Sellers.

8.22	The Buyer shall not, without the prior written consent of the Sellers’ Representative, have any right of set-off (howsoever arising) in respect of any Relevant Claim other than a Substantiated Claim and, except with the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed) or in respect of a Substantiated Claim, all sums payable by the Buyer to the Sellers under this agreement shall be paid in full without set-off, counterclaim or other deduction.

9.	Indemnities

The Sellers shall pay to the Buyer on demand a sum equal to all liabilities, fines, penalties, reasonable and properly incurred costs and expenses, damages and losses suffered or incurred by the Buyer, the Companies or the Subsidiaries arising as a direct result of:-

19

(a)	the [***] status of [***] during the period prior to Completion for the purposes of [***];

(b)	Farncombe UK and/or Farncombe ES having failed to comply with [***] or Farncombe France having failed to comply with [***];

(c)	the disposal by Farncombe ES of [***]; and

(d)	the [***] agreement made between Farncombe UK [***] and [***].

10.	Tax Covenant

The provisions of Schedule 5 apply in this agreement in respect of Taxation.

11.	Restrictions on the Sellers

11.1	Each of the Sellers (other than Andrew Jim Kelley Glasspool (“Mr Glasspool”)) severally undertakes to the Buyer that he shall not do any of the following in any capacity, whether on his own behalf, or on behalf of, or jointly with, any other person:

(a)	at any time during the Restricted Period, in any geographic area in which the Business is carried on at Completion, carry on, be concerned with or assist in any way, a business which is in competition with the Business as it was carried on at Completion; or

(b)	at any time during the Restricted Period, canvass, solicit or otherwise seek or accept the custom of any person who has been a client or customer of either of the Companies or any of the Subsidiaries at any time during the period of twelve months prior to Completion so as to compete with or harm the goodwill of any of the Companies or any of the Subsidiaries;

(c)	at any time during the Restricted Period employ or engage, or offer to employ or engage, or solicit or otherwise entice or attempt to entice away from the Companies or any of the Subsidiaries, any person who is employed or engaged by either of the Companies or any of the Subsidiaries in a managerial, sales or technical role; or

(d)	at any time after Completion, other than in connection with the Business, use in the course of any business any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by either of the Companies or any of the Subsidiaries, or anything which is reasonably capable of confusion with such words, mark, name, design or logo.

11.2	Each undertaking in clause 11.1 is a separate undertaking of each of the Sellers and shall be enforceable separately and independently by the Buyer. Each such undertaking is considered fair and reasonable by the parties in order to assure the Buyer the full benefit of the Business and goodwill of the Companies and the Subsidiaries.

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”.

20

11.3	Such of the Sellers as are shareholders in FCGL hereby undertake to procure that the resolution of the shareholders of FCGL referred to at paragraph 1(o) of Schedule 3 is filed at Companies House within 2 Business Days of the Completion Date.

11.4	Subject to clause 11.5, Mr Glasspool undertakes to the Buyer that he shall not do any of the following in any capacity, whether on his own behalf, or on behalf of, or jointly with, any other person:

(a)	at any time during the Restricted Period, replicate directly, or work for a company aiming to replicate, the security audit and security monitoring services being provided at the date of this agreement by Farncombe UK or as provided by the Buyer after Completion;

(b)	at any time during the Restricted Period, carry on, be concerned with or assist in any way, a business which competes with the consultancy services offered by Farncombe UK as at Completion; or

(c)	at any time during the Restricted Period, employ or engage, or offer to employ or engage, or solicit or otherwise entice or attempt to entice away from the Companies or any of the Subsidiaries, any person who is employed or engaged by either of the Companies or any of the Subsidiaries in a managerial, sales or technical role.

11.5	It is agreed that the following will not constitute a breach of the restrictions in clause 11.4:

(a)	the provision by Mr Glasspool of direct advice or services acting on his own or through his company Connectv Ltd in the technology, media and telecoms sector provided that the provision of such advice or services does not breach clause 11.4(a) and that he does not recruit staff or employ contractors for the purpose of undertaking services in competition with the Buyer; and

(b)	the provision by Mr Glasspool or Connectv Ltd of advice or services to clients outside the technology, media and telecoms sector.

11.6	Each undertaking in clause 11.4 is a separate undertaking of Mr Glasspool and shall be enforceable separately and independently by the Buyer. Each such undertaking is considered fair and reasonable by the parties in order to assure the Buyer the full benefit of the Business and goodwill of the Companies and the Subsidiaries.

12.	Confidentiality and announcements

12.1	Except to the extent required by law or any legal or regulatory authority of competent jurisdiction each of the Sellers shall not at any time:

(a)	disclose to any person (other than his professional advisers) the terms of this agreement or any trade secret or other confidential information relating to the Companies, the Subsidiaries or the Buyer, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement; or

(b)	make, or permit any person to make, any public announcement, communication or circular concerning this agreement without the prior written consent of the Buyer.

21

12.2	Except to the extent required by law or any legal or regulatory authority of competent jurisdiction the Buyer shall not at any time disclose to any person (other than its professional advisers) the terms of this agreement (provided that the parties acknowledge that Buyer will disclose the material terms of this agreement in filings with the Commission and file a copy of this agreement with the Commission) or any trade secret or other confidential information relating to the Sellers (except information relating to the Companies or the Subsidiaries), or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.

12.3	The obligations and liability of the Sellers under this clause 12 shall be several and extend only to any loss or damage arising out of their own breaches.

13.	Further assurance

Each party shall (at its own expense) promptly execute and deliver such documents, perform such acts and do such things as the other parties may reasonably require from time to time for the purpose of giving full effect to this agreement.

14.	Assignment

No party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any of its rights and obligations under this agreement without the prior written consent of the other parties.

15.	Entire agreement

15.1	This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

15.2	Each party acknowledges that in entering into this agreement and any documents referred to in it, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

15.3	Each party agrees that it shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement or warranty in this agreement.

16.	Variation and waiver

16.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

16.2	No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

16.3	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

22

17.	Costs

17.1	Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it).

17.2	The Buyer is legally liable for the payment of stamp duties due in France upon purchase of the Farncombe France Shares.

18.	Notices

18.1	A notice given to a party under or in connection with this agreement shall be in writing and shall be delivered by hand or sent by pre-paid, recorded delivery or special delivery.

18.2	The postal addresses and relevant contacts of the parties for the purposes of clause 7.1 are:

Sellers:

For each Seller, as set out opposite its name in column (2) of Part 1 of Schedule 1.

Buyer:

Cartesian Inc.

Address: 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210 USA

For the attention of: Thurston Cromwell (General Counsel)

With a copy to:

Faegre Baker Daniels LLP

For the attention of: Melanie Wadsworth

Address: 7 Pilgrim Street, London EC4V 6LB

or, in each case, such other address or contact as a party may notify to the others in accordance with this clause 18.

18.3	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause 18 have been satisfied) if delivered by hand, at the time the notice is left at the relevant address, or if sent by recorded or special delivery on the third Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all references to time are to local time in the place of receipt).

18.4	In providing service or delivery of a notice, it shall be sufficient to prove that the envelope containing the notice was properly addressed and either (a) that service or delivery personally, by hand or by courier was made to such address; or (b) posted by prepaid recorded delivery post (or equivalent) and delivered to the address on it.

18.5	This clause 18 does not apply to the service of any proceedings or other documents in any legal action.

18.6	Any notice to be given under this agreement to or by the Sellers is deemed to have been properly given if it is given to or by the Sellers' Representative to the following address:

23

___________________________

___________________________

___________________________

___________________________

___________________________

or such other address or contact as the Sellers or Sellers' Representative may notify to the Buyer in accordance with this clause 18.

19.	SELLERS’ REPRESENTATIVE

19.1	Each of the Sellers appoints the Sellers' Representative to:

(a)	be his representative in respect of any provisions of this agreement where he (whether individually or with others) is required or entitled to give or receive any written notice, consent, application or election; and

(b)	act on his behalf in relation to all matters which this agreement expressly provides to be agreed or done by the Sellers' Representative.

19.2	If the Sellers' Representative (or any replacement Sellers' Representative appointed pursuant to this clause 19.2) at any time ceases for any reason to act as a Sellers' Representative, the Sellers shall as soon as practicable, and in any event within 10 Business Days of notice to do so from the Buyer, appoint another Seller to be the Sellers' Representative on the terms of clause 19.1and promptly notify the Buyer (in writing) of such representative's name, address and e-mail address. If at the relevant time, there is no Sellers' Representative, all of the Sellers shall be deemed to have been appointed as joint Sellers’ Representatives until such time as an appointment is made by the Sellers pursuant to this clause 19.2.

19.3	Wherever, under the terms of this agreement, the Sellers' Representative is entitled or obliged to exercise or enforce any right or discretion, or to give any direction, consent or notice or receive any notice or document, such right or discretion may be validly exercised, and such direction, consent or notice may be validly given and such notice or document shall be validly received by the Sellers' Representative, in each case, on behalf of all of the Sellers and each of the Sellers shall be bound by and shall not seek to challenge and/or overturn any such action or dispute the valid service of such notice or document.

20.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

21.	Third party rights

A person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

24

22.	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

23.	Governing law and jurisdiction

23.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales; provided that the provisions of clause 3.5 and clause 4 of this agreement (and the definitions and other provisions of this agreement to the extent applicable to clause 3.5 or clause 4) shall be governed by United States federal laws and the laws of the state of Delaware.

23.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims); provided that Buyer may also enforce the provisions of clause 3.5 and clause 4 of this agreement (and the definitions and other provisions of this agreement to the extent applicable to clause 3.5 and clause 4) in any federal or state court in the United States.

This agreement has been executed and delivered as a Deed on the date stated at the beginning of it.

25

Schedule 1      The Sellers

Omitted

26

Schedule 2     Particulars of the Companies and the Subsidiaries

Omitted

27

Schedule 3     Completion

1.	At Completion, the Sellers shall deliver to the Buyer:

(a)	transfers of the Farncombe UK Shares, in agreed form, executed by Stephen Upton, Andrew Glasspool, MOBIFLUX and Gary Marshall in favour of the Buyer;

(b)	a certified true copy of the minutes of the decisions of the shareholders of Farncombe France authorizing the sale of the Farncombe France Shares to Buyer;

(c)	share transfer deeds (actes de cessions de parts sociales) of the Farncombe France Shares, in agreed form, executed by Jean-Marc Racine, Stephen Upton, Andrew Glaspool and Lionel Tranchard in favour of the Buyer;

(d)	the duly executed Service Agreements;

(e)	the share certificates for the Farncombe UK Shares or an indemnity, in agreed form, for any lost certificates;

(f)	the certificate of a Manager (Gérant) of Farncombe France relating to the filing of the share transfer deeds mentioned in paragraph (c) above with Farncombe France’s registered office;

(g)	a power of attorney in agreed form duly executed by each of Andrew Glasspool, Stephen Upton, MOBIFLUX and Gary Marshall in respect of the period before the Buyer is entered into the register of members of Farncombe UK as the registered legal holder of the Farncombe UK Shares;

(h)	the share certificates in respect of all issued shares in the capital of each of the Subsidiaries;

(i)	in relation to the Companies and each of the Subsidiaries, the statutory registers and minute books (duly written up to the time of Completion), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name;

(j)	the written resignation, in agreed form and executed as a deed, of all the Directors, and the Managers (Gérants) of Farncombe France other than Lionel Tranchard, and of the company secretaries of the Companies and each of the Subsidiaries from their respective offices with the Companies or a Subsidiary;

(k)	bank statements for each bank account of the Companies and the Subsidiaries, showing the balances of those accounts at the close of business on the Business Day before Completion;

(l)	in relation to the invoice financing agreement entered into between Farncombe ES and HSBC Invoice Finance (UK) Limited dated 6 January 2014, a deed of discharge or release in agreed form, duly executed by the lender and a duly completed and executed Form MR04 (Statement of satisfaction in full or in part of a charge);

(m)	the Disclosure Letter, duly executed by the Sellers;

(n)	any papers or other documents relating to the Companies or any of the Subsidiaries that are in the possession of the Sellers;

28

(o)	a certified copy of a resolution of the shareholders of FCGL changing its name to a name that is not capable of confusion with that of Farncombe;

(p)	the duly executed spousal consent of Virginie Rodari, the wife of Mr Lionel Tranchard, in the agreed form;

(q)	a duly executed waiver in the agreed form from each Employee of Farncombe France confirming that he/she does not wish to exercise his/her right to make an offer for the Farncombe France Shares pursuant to the French law related to the Social and Solidarity Economy dated July 31, 2014;

(r)	a certified copy of the resolution, in agreed form, of the shareholders/partners of MOBIFLUX approving the execution and delivery of this agreement and other the documents to be delivered by MOBIFLUX at Completion;

(s)	a duly executed bonus waiver letter, in agreed form, from Gary Marshall;

(t)	a duly executed termination waiver letter, in agreed form, from MOBIFLUX;

(u)	a duly executed letter in agreed form relating to relocation expenses between Jean-Marc Racine and Cartesian Limited; and

(v)	a duly executed letter, in agreed form, waiving all and any claims or rights of action against Farncombe UK and/or Farncombe ES in relation to the permanent health insurance scheme operated by Friends Life signed by each of Chris Gallacher, Georgina Saunders, Tim Jacks and Andrew Glasspool.

2.	The Sellers shall cause a board meeting of each of the Companies and the Subsidiaries to be held at Completion at which the matters set out in the agreed form completion board minutes shall take place.

3.	The Sellers shall procure that all directors or managers (gérants) of the Targets who owe loans to any of the Targets shall repay such loans in full.

29

Schedule 4     Warranties

Part 1.  General warranties

1.	Power to sell the Companies

1.1	The Sellers have the requisite power and authority to enter into and perform this agreement and the documents referred to in it (to which they are a party), and they constitute valid, legal and binding obligations on the Sellers in accordance with their respective terms.

1.2	Except as Disclosed, no consent or approval from any third party is required for the execution, delivery and performance by the Sellers of this agreement.

1.3	The execution, delivery and performance of this agreement by the Sellers do not violate any obligation applicable to them by virtue of contract, the articles of association of the Companies or applicable laws.

1.4	The execution and performance by MOBIFLUX of this agreement and the documents referred to in it will not breach or constitute a default under its articles of association, or any agreement, instrument, order, judgement or other restriction which binds MOBIFLUX.

2.	Shares in the Companies and Subsidiaries

2.1	The Farncombe UK Shares constitute the whole of the allotted and issued share capital of Farncombe UK and are fully paid, or credited as fully paid.

2.2	The Farncombe France Shares constitute the whole of the allotted and issued share capital of Farncombe France and are fully paid, or credited as fully paid.

2.3	Each Seller is the sole legal and beneficial owner of the number of Sale Shares set out opposite his name in column (3) of the table in Part 1 of Schedule 1 and is entitled to transfer the legal and beneficial title to such Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person. All previous transfers of the Farncombe France Shares were completed in compliance with applicable laws and Farncombe France’s articles (statutes) and cannot be challenged by any person claiming any payment or surviving right (droit de suite) or any other right as a result of such transfers.

2.4	Farncombe UK is the sole legal and beneficial owner of the whole of the allotted and issued share capital of each of the Subsidiaries.

2.5	The issued shares of each Subsidiary are fully paid, or credited as fully paid.

2.6	No person has any right to require at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities (or any rights or interest in them) of the Companies or any of the Subsidiaries, and neither the Sellers, the Companies nor any of the Subsidiaries has any such right, nor have they agreed to confer any such right, and (so far as the Sellers are aware) no person has claimed any such right.

30

2.7	No Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares or any issued shares of the Subsidiaries, or any unissued shares, debentures or other unissued securities of the Companies or any of the Subsidiaries, and no commitment to create any such Encumbrance has been given, nor (so far as the Sellers are aware) has any person claimed any such rights.

2.8	Neither of the Companies nor any of the Subsidiaries:

(a)	owns or has agreed to acquire, any shares, loan capital or any other securities or interest in any company (other than the Subsidiaries);

(b)	has at any time had any subsidiaries or subsidiary undertakings (within the meaning of section 1162 of the Companies Act 2006), other than the Subsidiaries;

(c)	is, or has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(d)	has been appointed as director, has ever acted as manager (gérant) of other entities or made any commitment to undertake any of the aforesaid actions;

(e)	has acted as the de facto manager of third party companies or is a party to any shareholders agreement, joint venture or agreement whose aim is to share its earnings or profits with third parties; or

(f)	has a branch or permanent establishment outside England and Wales.

2.9	Neither the Companies nor any of its Subsidiaries has purchased, redeemed, reduced, repaid or forfeited any of its share capital.

2.10	None of the Targets has any liability in respect of or any outstanding obligations in relation to FCGL, and FCGL does not form (and has not at any time formed) part of the same Group as the Targets.

2.11	None of the Targets has any liability in respect of or any outstanding obligations in relation to Farncombe Consulting GmbH or WeAreAKA Sarl. No payment has been made by Farncombe Consulting GmbH to Farncombe UK or any other of the Targets (whether in respect of outstanding loans or otherwise) since 1 October 2009.

3.	Constitutional and corporate documents

3.1	The Companies are duly organized and validly existing under the laws of the jurisdiction of their organization or incorporation.

3.2	A copy of the memorandum and articles of association/statuts of the Companies and each of the Subsidiaries has been Disclosed, and such copy documents are true, accurate and complete.

3.3	All returns, particulars, resolutions and other documents that the Companies or any of the Subsidiaries is required by law to file with, or deliver to, any authority have been correctly made up and duly filed or delivered.

31

3.4	All material deeds and material documents belonging to the Companies or any of the Subsidiaries (or to which any of them is a party) are in the possession or otherwise under the control of the Companies or the relevant Subsidiary.

3.5	All accounting, financial and other records of the Companies and each of the Subsidiaries (including their respective statutory books and registers):

(a)	are complete, correct, up-to-date and have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them, and comply with any applicable requirements of the Companies Act 2006 or, in the case of Farncombe France, the equivalent French law;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Companies or the relevant Subsidiary.

4.	Information

4.1	The particulars set out in Schedule 2 are true, accurate and complete.

5.	Compliance and consents

5.1	Each of the Companies and the Subsidiaries has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations.

5.2	Each of the Companies and the Subsidiaries holds all licences, consents, permits and authorities necessary to carry on the Business in the places and in the manner in which it is carried on at Completion (“Consents”).

5.3	Each of the Consents is valid and subsisting, neither of the Companies nor any of the Subsidiaries is in breach of the terms or conditions of the Consents (or any of them) and (so far as the Sellers are aware) there is no reason why any of the Consents will be revoked or suspended (in whole or in part) or will not be renewed on the same terms.

5.4	Each of the Companies and the Subsidiaries has fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

6.	Insurance

6.1	Each of the Companies and the Subsidiaries maintains, and has at all material times maintained, adequate insurance cover against all losses, liabilities and risks that are normally insured against by a person carrying on the same type of business as the Business.

6.2	The policies of insurance maintained by or on behalf of the Companies or any of the Subsidiaries (Policies) are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed. So far as the Sellers are aware, neither of the Companies nor any of the Subsidiaries has done, or omitted to do, anything that will result in a material increase in the premium payable for any of the Policies, or affect the renewal of any of the Policies on substantially similar terms.

32

6.3	There are no outstanding claims under, or in respect of the validity of, any of the Policies and, so far as the Sellers are aware, there are no circumstances likely to give rise to a claim under any of the Policies.

7.	Disputes and investigations

7.1	Neither the Companies, the Subsidiaries nor (so far as the Sellers are aware) any of their respective Directors or Managers (gérants), nor (so far as the Sellers are aware) any person for whose acts the Companies or any of the Subsidiaries may be vicariously liable, is engaged or involved in any of the following matters (such matters being referred to in this paragraph 7 as Proceedings):

(a)	any litigation, administrative, arbitration or other proceedings, claims, actions or hearings (except for debt collection in the normal course of business); or

(b)	any dispute with or, investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body.

7.2	So far as the Sellers are aware, no Proceedings have been threatened or are pending by or against the Companies, any of the Subsidiaries, any Director or Manager (gérant) or any person for whose acts the Companies or any of the Subsidiaries may be vicariously liable, and (so far as the Sellers are aware) there are no circumstances likely to give rise to any such Proceedings.

7.3	So far as the Sellers are aware, neither of the Companies nor any of the Subsidiaries is affected in any materially detrimental manner by any existing or pending judgment, order, decision or ruling of any court, tribunal or governmental, regulatory or similar body, nor has it given any undertaking in connection with any Proceedings.

7.4	No Seller has a claim of any nature against the Companies or any of the Subsidiaries, nor has it assigned to any person the benefit of any such claim.

8.	Contracts and trading

8.1	Except as Disclosed, neither the Companies nor any of the Subsidiaries is a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a)	is a contract with a Material Customer or a Material Supplier (“Material Contract”); or

(b)	restricts the freedom of the Companies or any of the Subsidiaries to carry on the Business in any part of the world in such manner as it thinks fit; or

(c)	is not in the ordinary and usual course of the Business or is not on arm's length terms.

33

8.2	So far as the Sellers are aware:

(a)	no party is in default of a Material Contract;

(b)	no such default has been threatened; and

(c)	there are no facts or circumstances likely to give rise to any such default.

8.3	No notice of termination of a Material Contract has been received or served by the Companies or any of the Subsidiaries and (so far as the Sellers are aware) there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

8.4	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Companies or any of the Subsidiaries and either the Sellers or any person connected with the Sellers (within the meaning of section 1122 of the CTA 2010).

8.5	Each of Farncombe UK and Farncombe ES has complied fully with the terms of the shareholders agreement made between them, Mr Marshall and Mr Geoff Aitken dated 9 July 2010 and, so far as the Sellers are aware, neither Mr Marshall nor Mr Aitken is in default of such agreement, no such default has been threatened and there are no facts or circumstances likely to give rise to any such default.

8.6	Each of Farncombe UK and Farncombe ES has complied fully with the terms of the asset purchase agreement made between them and Mirifice Limited dated 9 July 2010 and all obligations of Farncombe UK and Farncombe ES thereunder have been discharged. So far as the Sellers are aware, Mirifice is not in default of such agreement, no such default has been threatened and there are no facts or circumstances likely to give rise to any such default.

8.7	No termination costs, penalties or other compensation is payable to [***] or any other party in respect of the termination of [***].

9.	Effect of sale of the Sale Shares

So far as the Sellers are aware, the acquisition of the Sale Shares by the Buyer will not:

(a)	cause the Companies or any of the Subsidiaries to lose the benefit of any material right, asset or privilege it presently enjoys; or

(b)	relieve any person of any material obligation to the Companies or any of the Subsidiaries, or enable any person to determine any such obligation, or any right or benefit enjoyed by the Companies or any of the Subsidiaries, or to exercise any other right in respect of the Companies or any of the Subsidiaries; or

(c)	result in any customer, client or supplier reducing its business, or changing the terms on which it deals, with the Companies or any of the Subsidiaries; or

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”.

34

(d)	result in the loss of, or any default under, any Consent (as defined in paragraph 5.2 of Part 1 of this Schedule 4); or

(e)	result in any officer or senior employee leaving the Companies or any of the Subsidiaries.

10.	Finance and guarantees

10.1	The Disclosure Letter contains full particulars of all money borrowed by the Companies and each of the Subsidiaries, and all financial facilities currently outstanding or available to the Companies or any of the Subsidiaries, including copies of all related documentation.

10.2	So far as the Sellers are aware, there are no circumstances or matters likely to affect the continuance of any of the financial facilities that are currently available to the Companies or any of the Subsidiaries, or which are likely to result in an amendment of their terms.

10.3	No Encumbrance over any of the assets of the Companies or the Subsidiaries is now enforceable, and (so far as the Sellers are aware) there are no circumstances likely to give rise to any such enforcement.

10.4	Neither the Companies nor any of the Subsidiaries has factored or discounted any of its debts, or engaged in financing of a type that would not need to be shown or reflected in the Accounts.

10.5	No Encumbrance, guarantee, indemnity or other similar arrangement has been entered into, given or agreed to be given by:

(a)	the Companies or any of the Subsidiaries in respect of any indebtedness or other obligations of any third party; or

(b)	(so far as the Sellers are aware) any third party in respect of any indebtedness or other obligations of the Companies or any of the Subsidiaries.

10.6	Neither the Companies nor any of the Subsidiaries has any outstanding loan capital, nor has it lent any money that has not been repaid, and there are no debts owing to the Companies or any of the Subsidiaries other than debts that have arisen in the normal course of the Business.

10.7	The debts owing to the Companies or any of the Subsidiaries as reflected in the Accounts (and all debts subsequently recorded in its books since the Accounts Date) have either been realised or, where they have not been realised, the Sellers are not aware of any reason why such debts will not be realised in full within three months of Completion, and none of those debts has been outstanding for more than two months.

10.8	No insolvency event has occurred in relation to the Companies, a Subsidiary or the Sellers. No insolvency proceedings have been initiated against them, and no custodian, administrator, liquidator or similar official has been appointed for any of them. They have not been dissolved nor are in the process of being dissolved. There has been no request for the invalidity or the dissolution of the Companies.

35

11.	Accounts

11.1	The definitions in this paragraph apply in this agreement:

Management Accounts: the unaudited consolidated balance sheet as at 31 March 2015 and the unaudited consolidated profit and loss account of the Companies and the Subsidiaries (including any notes thereon) for the period of 3 months ended 31 March 2015 (a copy of which is included in the Disclosure Documents).

Previous Accounts: the accounts equivalent to the Accounts in respect of the two accounting periods immediately preceding the accounting period ending on the Accounts Date.

11.2	The Accounts for Farncombe UK and Farncombe ES:

(a)	show a true and fair view of the assets, liabilities, financial position and profit and loss of each of Farncombe UK and Farncombe ES, in each case as at and for the accounting period to the Accounts Date;

(b)	have been properly prepared in accordance with generally accepted accounting principles applied in the UK (incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued or adopted by the Financial Reporting Council and in force for the accounting period ending on the Accounts Date, but excluding FRS 101, FRS 102 and IFRS); and

(c)	comply with the requirements of the Companies Act 2006 and all other applicable law and regulations in the UK.

11.3	Save as expressly disclosed in the Accounts, the Accounts have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the Previous Accounts.

11.4	The Accounts of Farncombe France are correct and sincere and present fairly the financial condition, the assets and results of operation of Farncombe France on the date thereof. The Accounts of Farncombe France were prepared in accordance with generally accepted accounting principles in effect in France applied on a consistent basis. The Accounts of Farncombe France have been closed and approved by the relevant bodies.

11.5	The Management Accounts have been prepared with reasonable care and do not materially misstate the assets and liabilities and the profits and losses of the Companies and the Subsidiaries as at and to the date for which they have been prepared.

12.	Changes since Accounts Date

Since the Accounts Date:

(a)	each of the Companies and the Subsidiaries has conducted its Business in the normal course and as a going concern;

36

(b)	there has been no material adverse change in the turnover or profits of either of the Companies or any of the Subsidiaries;

(c)	no dividend or other distribution of profits or assets has been, or agreed to be declared, made or paid by either of the Companies or any of the Subsidiaries;

(d)	neither of the Companies nor any of the Subsidiaries has borrowed or raised any money or taken or given any form of financial security, nor has it incurred or committed to any capital expenditure, or acquired or disposed of any individual item, in either case in excess of £5,000;

(e)	no contract between the Companies and its customers, suppliers and service providers has been substantially modified, nor has any new contract been entered into outside the ordinary course of business or not on arms-length terms;

(f)	the Companies have not hired or dismissed any Employees or Workers or modified the employment conditions or compensation terms of their Employees/Workers or the Employees’/Workers’ rights (statut collectif) in force within the Companies; and

(g)	each of the Companies and each of the Subsidiaries has paid its creditors materially within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Companies or any of the Subsidiaries which have been outstanding for more than 60 days.

13.	Assets

13.1	The assets included in the Accounts, together with any assets acquired by the Companies or any of the Subsidiaries since the Accounts Date (but excluding any assets disposed of since the Accounts Date in the normal course of business), and all other assets used by the Companies or any of the Subsidiaries in connection with the Business are:

(a)	legally and beneficially owned by the Companies or a Subsidiary, free from Encumbrance or any other third party right, and the Companies or the relevant Subsidiary has good title to such assets; and

(b)	in the possession and control of either one of the Companies or a Subsidiary.

13.2	The vehicles, office and other equipment used by the Companies or any of the Subsidiaries in connection with the Business are in adequate working order and have been regularly and properly maintained.

13.3	In the reasonable opinion of the Sellers, the assets owned by the Companies and the Subsidiaries comprise all the assets necessary for the continuation of the Business as it is carried on at Completion. Those assets are not shared with any other person (other than another of the Companies or the Subsidiaries).

37

14.	Intellectual property

14.1	In this paragraph 14, Intellectual Property Rights means patents, rights to inventions, copyright and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist at the date of this agreement in any part of the world.

14.2	With the exception of rights in confidential information, no material Intellectual Property Rights are owned, used, or held for use by the Companies or any of the Subsidiaries in connection with the Business. In relation to rights in confidential information, neither the Companies nor any of the Subsidiaries has disclosed or permitted to be disclosed any such information (other than to the extent necessary in the ordinary course of business or for the purpose of disclosure to their professional advisers) to any person except the Buyer.

14.3	The activities of the Companies and each of the Subsidiaries, and (so far as the Sellers are aware) of any licensee of Intellectual Property Rights granted by the Companies or any of the Subsidiaries, have not infringed any Intellectual Property Rights of any third party. So far as the Sellers are aware, no such activities constitute, have constituted or are likely to constitute, any breach of confidence, passing off or actionable unfair competition in any jurisdiction. No such activities give or have given rise to any obligation to pay any royalty, fee or compensation to any third party.

15.	Information technology

15.1	In this paragraph 15, IT System means all computer hardware (including network and telecommunications equipment), databases and software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software) owned, used, leased or licensed by or in relation to the Business.

15.2	The IT System is either owned by one of the Companies (or a Subsidiary) or used under the terms of a licence with a third party. Subject to the terms of any licences entered into between either of the Companies or the Subsidiaries, the terms of which have been complied with by the Targets in all material respects, each of the Companies and each of the Subsidiaries has obtained all necessary rights from third parties to enable it to make exclusive and unrestricted use of the IT System for the purpose of the Business.

15.3	The elements of the IT System:

(a)	are functioning adequately;

(b)	are not defective in any material respect and so far as the Sellers are aware contain no software virus or other malware;

(c)	have sufficient capacity, scalability and performance to meet the current and immediately foreseeable requirements of the Business; and

(d)	are capable of performing functions in multiple currencies, including the euro.

38

15.4	Adequate and appropriate security procedures, data security processes, business continuity procedures and disaster recovery plans are in place in respect of the IT System.

15.5	None of the databases in the IT System has suffered any loss or corruption.

16.	Employment

16.1	The definitions in this paragraph apply in this agreement.

Employee: any person employed by the Companies or any of the Subsidiaries.

Worker: any person who performs work for the Companies or any of the Subsidiaries but who is not an Employee (including consultants and secondees).

16.2	The Disclosure Letter includes a complete and up to date list of all Employees and Workers and the material terms of their employment or engagement including:

16.2.1	the company which employs or engages them;

16.2.2	where the individual works;

16.2.3	whether the individual is an Employee or a Worker;

16.2.4	their commencement date and, if an Employee, the date on which their continuous employment began;

16.2.5	their remuneration, including their basic salary or fee, bonuses and commission;

16.2.6	details of all benefits including any car allowance, sick pay, private health insurance, permanent health insurance, life assurance, pension and other benefits provided or which the Companies or any of the Subsidiaries is bound to provide to them or their dependents, whether now or in the future; and

16.2.7	the length of notice necessary to terminate each contract,

have been Disclosed.

16.3	The Disclosure Letter includes details of all Employees and Workers who are or have in the past 12 months been:

16.3.1	on secondment, maternity, paternity or adoption leave;

16.3.2	absent due to ill-health or for any other reason for more than four consecutive weeks.

16.4	No offer of employment or engagement has been made by the Companies or any of the Subsidiaries which is outstanding for acceptance, or which has been accepted but not yet commenced.

16.5	So far as the Sellers are aware:

16.5.1	no notice to terminate the contract of employment of any Employee or Worker is pending, outstanding or threatened; and

16.5.2	there are no circumstances likely to give rise to such notice.

39

16.6	Neither of the Companies nor any Subsidiary is a party to, bound by or proposing to introduce in respect of any current or former director or manager (gérant) of the Companies or any of the Subsidiaries, or any Employee or Worker, any (i) scheme pursuant to which any individual receives more than his or her contractual or statutory entitlements on termination of employment or engagement, whether in the context of redundancy or otherwise, or (ii) incentive arrangement or scheme (including, without limitation, any share option or share award plan, and any commission, profit sharing or bonus scheme).

16.7	As far as the Sellers are aware, neither of the Companies nor any of the Subsidiaries has:

16.7.1	incurred any actual or contingent liability in connection with the termination of employment of any Employee or former employee of either of the Companies or any of the Subsidiaries; or

16.7.2	incurred any actual liability in connection with failing to comply with any order for the reinstatement or re-engagement of any Employee or former employee of either of the Companies or any of the Subsidiaries.

16.8	During the 12 months immediately preceding the date of this agreement, neither of the Companies nor any Subsidiary has made or provided, or agreed to make or provide, any payment or benefit to any of its present or former directors or managers (gérants), Employees or Workers (or their dependants) in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

16.9	There are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages, commission and bonus payments for the current salary period and holiday pay for the current holiday year.

16.10	Neither the Companies nor any of the Subsidiaries has offered, promised or agreed to any material future variation of the terms of employment or engagement of any Employee or Worker.

16.11	Copies of all contracts, handbooks, policies and other documents which apply to any Employee or Worker, identifying in each case which applies to which individual, have been Disclosed.

16.12	Neither the Companies nor any of the Subsidiaries is or has in the past 3 years been a party to any agreement or arrangement or involved in any discussions or dispute with any trade union, employee representative or body of employees or their representatives.

16.13	Each of the Companies and the Subsidiaries has performed all obligations and duties it is required to perform in respect of each Employee and Worker, whether arising under contract, statute, at common law or in equity or under any treaties or laws of the European Union or otherwise.

16.14	No Employee or Worker is currently in receipt of benefits under any permanent health insurance or any other insurance scheme and so far as the Sellers are aware no claim for such benefits is outstanding, pending or anticipated.

16.15	The transactions contemplated by this agreement will not entitle any director of the Companies or any of the Subsidiaries, Employee or Worker to terminate their employment or engagement or to receive any payment or other benefit.

40

16.16	There are no (i) current disciplinary or grievance proceedings in respect of any Employee or Worker, and so far as the Sellers are aware none are pending or threatened; or (ii) (so far as the Sellers are aware) current, pending or anticipated disputes or proceedings by any Employee or Worker or any former employee or worker of the Companies or any of the Subsidiaries.

16.17	Every director of the Companies or any of the Subsidiaries, Employee and Worker who requires permission to work in the UK (or France, as the case may be) has current and lawful permission to work in the UK (or France, as the case may be).

16.18	All contracts between the Companies or any of the Subsidiaries and their respective Employees or Workers are terminable at any time on not more than three months’ notice without compensation or any liability on the part of the Companies or any of the Subsidiaries.

16.19	Within the past 12 months neither the Companies nor any of the Subsidiaries have implemented any redundancies and no redundancies are currently planned by either of the Companies or any of the Subsidiaries.

16.20	Within the past five years there has been no relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting the Companies or any of the Subsidiaries or any of the Employees and no such transfer is planned by the Companies or any of the Subsidiaries.

16.21	No employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in the Companies and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Companies or any of the Subsidiaries.

16.22	No securities, options over securities or interests in securities (which do not fall within paragraph 16.21 above) have been issued, granted or transferred to any current or former director of the Companies or any of the Subsidiaries, or any Employee or Worker (or any of their respective nominees or associates), which is likely to rise to a liability of the Companies or any of the Subsidiaries to account for PAYE income tax or national insurance contributions (or equivalent liabilities in another jurisdiction).

16.23	Neither the Companies nor any of the Subsidiaries engages or has within the past 12 months engaged any agency workers.

16.24	No Worker has, or (so far as the Sellers are aware) has alleged, employment status for the purposes of English or French employment legislation.

16.25	All Employees and former employees of the Companies or any of the Subsidiaries who are entitled to receive death in service or private medical benefits are adequately and effectively covered under the insurance arrangements of the Companies or any of the Subsidiaries.

16.26	No dismissals or changes to terms and conditions of employment of any of the Employees are planned or envisaged by the Companies or any of the Subsidiaries (including as a result of any workplace closure) and no consultation has taken place with any Employees in relation to any such dismissals or changes to terms and conditions of employment within the 12 month period prior to Completion.

41

16.27	The only Employees of Farncombe UK and Farncombe ES affected by [***] are [***].

16.28	The Companies and the Subsidiaries have complied with all applicable employment legislation in relation to [***].

17.	Retirement benefits

17.1	Save for the auto-enrolment obligations detailed in paragraph 17.2, neither the Companies nor any Subsidiary has (nor may it have) any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits (“Relevant Benefits”) in respect of its current or former officers or employees (“Pensionable Employees”) and no proposal or announcement has been made to any employee or officer of the Companies or any Subsidiary about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any Relevant Benefits.

17.2	The Companies and the Subsidiaries have complied with their automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. Full details of this compliance are set out in the Disclosure Letter, including (but not limited to) any documents relating to the staging date for the Companies and each of the Subsidiaries, copies of any correspondence between the Companies or any of the Subsidiaries and the Pensions Regulator regarding auto-enrolment, copies of any records kept in accordance with regulations 5 to 8 of the Employers' Duties (Registration and Compliance) Regulations 2010 in respect of the Employees and details of any Employees who have opted out and copies of any opt-out letters in respect of those employees.

17.3	No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of the Companies or any of the Subsidiaries.

17.4	Prior to 1 October 2012, each of the Companies and each of the Subsidiaries facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

17.5	Neither the Companies nor any of the Subsidiaries has discriminated against any Pensionable Employee on any grounds in providing any Relevant Benefits.

17.6	No claims or complaints have been made in respect of the provision of (or failure to provide) any Relevant Benefits by the Companies in relation to any of the Pensionable Employees and, so far as the Sellers are aware:

(a)	no such claims or complaints are pending or threatened; and

(b)	there is no fact or circumstance likely to give rise to such claims or complaints.

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”.

42

18.	Property

18.1	In this paragraph 18, Previously-owned Land and Buildings means any land and buildings that has or have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Companies or any of the Subsidiaries, but which are either:

(a)	no longer owned, occupied or used by the Companies or any of the Subsidiaries; or

(b)	owned, occupied or used by the Companies or any of the Subsidiaries but pursuant to a different lease, licence, transfer or conveyance.

18.2	The Properties are the only land and buildings owned, used or occupied by the Companies or any of the Subsidiaries, and neither the Companies nor any of the Subsidiaries has any right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land and buildings, other than the Properties. The Companies have full use of the Properties and no party to the leases or licences of such Properties has made any claim with respect to such licences or leases which might result in the termination or modification of such licences or leases.

18.3	In relation to each lease under which any of the Properties is held:

(a)	the rents and other monies due and payable under it have been paid when due;

(b)	the company named in Schedule 6 as its holder is solely legally and beneficially entitled to such lease;

(c)	so far as the Sellers are aware, none of the Targets is in breach of its obligations under such lease (which breach remains outstanding at the date of this agreement);

(d)	an up-to-date copy of such lease has been Disclosed; and

(e)	so far as the Sellers are aware, all covenants, restrictions and encumbrances affecting the relevant property have been observed and performed and no notice of any alleged breach has been received by any of the Targets.

18.4	The Targets are the sole occupants of the Properties and no right of occupation or any other right has been, or is in the course of being, acquired by or granted to any third party.

18.5	So far as the Sellers are aware, there are no disputes or proceedings relating to the Properties or their use, including any dispute with the owner or occupier of any neighbouring land, and the Sellers are not aware of any breach of the landlord’s obligations (including insurance obligations).

18.6	Neither the Companies nor any of the Subsidiaries has any liability (whether actual or contingent) in respect of Previously-owned Land and Buildings, nor has it given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land and buildings.

18.7	The Companies and the Subsidiaries have at all times operated in compliance with all applicable environmental Laws in force from time to time and there are no facts or circumstances that are likely to lead to any breach of or liability under any such or any claim or liability in respect of matters relating to the environment.

43

Part 2.  Tax warranties

1.	General

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Companies or any Subsidiary to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or (so far as the Sellers are aware) is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the UK or elsewhere), for which the Companies or any Subsidiary has been liable or is liable to account, has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

1.3	The Companies and each Subsidiary maintain complete and accurate records, invoices and other information in relation to Taxation, that meet all legal requirements and enable the tax liabilities of the Companies and any Subsidiary to be calculated accurately in all material respects.

1.4	The Disclosure Letter discloses whether or not the Companies or any Subsidiary is a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998 and, if applicable, gives details of instalments of corporation tax paid in respect of any current or preceding accounting periods.

1.5	All Taxation (including where applicable national insurance contributions) deductible under the PAYE system, the Construction Industry Scheme and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Companies or any Subsidiary. All amounts due to be paid to the relevant Taxation Authority on or before the date of this agreement have been so paid.

1.6	The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of the Companies or any Subsidiary by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA 2003 (introduced by Finance Act 2011 with effect from 6 April 2011) and details of any trust or arrangement capable of conferring such a benefit.

1.7	The Disclosure Letter contains details of all concessions, agreements and arrangements that the Companies or any Subsidiary has entered into with a Taxation Authority.

1.8	Neither the Companies nor any Subsidiary is, or will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Companies or any Subsidiary).

44

1.9	The Accounts make full provision or reserve within generally accepted accounting principles for all Taxation for which the Companies or the relevant Subsidiary is accountable at that date. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

2.	Capital allowances

Neither the Companies nor any Subsidiary has claimed first-year tax credits within the meaning of Schedule A1 of the Capital Allowances Act 2001 (CAA 2001), business renovation allowances under Part 3A of the CAA 2001, flat conversion allowances under Part 4A of the CAA 2001 or owned at the Accounts Date any asset which, if disposed of at the date of this agreement for consideration equal to its net book value as included in the Accounts, would give rise to a balancing charge or clawback of allowances.

3.	Distributions and other payments

3.1	No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Companies or any Subsidiary, except dividends shown in their statutory accounts, and neither the Companies nor any Subsidiary is bound to make any such distribution.

3.2	Neither the Companies nor any Subsidiary has, within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).

4.	Loan relationships

All financing costs, including interest, discounts and premiums payable by the Companies or any Subsidiary in respect of its loan relationships within the meaning of Chapter 8 of Part 5 of CTA 2009 are eligible to be brought into account by the Companies or the Subsidiaries as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Companies or the Subsidiaries.

5.	Close companies

Any loans or advances made, or agreed to be made, by the Companies or any Subsidiary within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. Neither the Companies nor any Subsidiary has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

6.	Group relief

Except as provided in the Accounts, neither the Companies nor any Subsidiary is, or will be, obliged to make or be entitled to receive any payment for the surrender of group relief (within the meaning of Part 5 of CTA 2010) to or by the Companies or any Subsidiary in respect of any period ending on or before Completion, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

45

7.	Groups of companies

7.1	Neither the Companies nor any Subsidiary has entered into, or agreed to enter into, an election pursuant to sections 171A or 179A of the Taxation of Chargeable Gains Act 1992, paragraph 16 of Schedule 26 to the Finance Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

7.2	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Companies or any Subsidiary for Taxation purposes or to the clawback of any relief previously given.

7.3	Neither the Companies nor any Subsidiary has ever been party to any arrangements pursuant to sections 59F-G of the Taxes Management Act 1970 (group payment arrangements).

8.	Intangible assets

8.1	The Disclosure Letter sets out the amount of expenditure, as reduced by any claim under section 791 of CTA 2009, on each of the intangible fixed assets, within the meaning of Part 8 of CTA 2009, of the Companies and the Subsidiaries and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Companies or any Subsidiary. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

8.2	Neither the Companies nor any Subsidiary holds or has held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

9.	Companies residence and overseas interests

9.1	Farncombe UK and Farncombe ES have, throughout the past seven years, been resident in the UK for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements, or for any other tax purposes.

9.2	Farncombe France and Farncombe Consulting GmbH have, throughout the past seven years, been resident in the France and Germany respectively for corporation tax purposes and have not, at any time in the past seven years, been treated as resident in any other jurisdictions for the purposes of any double taxation arrangements, or for any other tax purposes.

9.3	Neither Farncombe UK nor Farncombe ES holds, or within the last seven years has held, shares in a company which is not resident in the UK (other than, in the case of Farncombe UK, its shares in the Subsidiaries), a material interest in an offshore fund, or a permanent establishment outside the UK.

46

9.4	Neither Farncombe France nor Farncombe Consulting GmbH holds, or within the last seven years has held, shares in any other company, a material interest in an offshore fund, or a permanent establishment in any jurisdiction.

10.	Transfer pricing

10.1	Neither the Company nor any Subsidiary has been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by the Company or the relevant Subsidiary should or could be substituted for Tax purposes including, for the avoidance of doubt, any transaction to which Part 4 of the Taxation (International and Other Provisions) Act 2010 (formerly Sections 770A and Schedule 28AA of the Income and Corporation Taxes Act 1988) does or might apply.

10.2	No notice, enquiry or adjustment has been made by any Taxation Authority in connection with transfer pricing.

11.	Anti-avoidance

Neither the Companies nor any Subsidiary has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of tax or any transaction that produced a tax loss with no corresponding commercial loss.

12.	Inheritance tax

No asset owned by the Companies or any Subsidiary, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of the Inheritance Tax Act 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of Inheritance Tax Act 1984.

13.	Value Added Tax

13.1	The Companies and the Subsidiaries are each taxable persons and are each registered for the purposes of VAT with quarterly prescribed accounting periods.

13.2	Neither the Companies, nor any Subsidiary, is or has been in the period of six years ending with the date of Completion, a member of a group of companies for the purposes of section 43 of the Value Added Taxes Act 1994.

13.3	All supplies made by the Companies or any Subsidiary are taxable supplies. Neither the Companies nor any Subsidiary has been, or will be, denied full credit for all input tax paid or suffered by it.

13.4	Neither the Companies nor any Subsidiary owns any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to the Value Added Taxes Act 1994.

47

14.	Stamp duty, stamp duty land tax and stamp duty reserve tax

14.1	Any document that may be necessary or desirable in proving the title of the Companies or any Subsidiary to any asset which is owned by the Companies or any Subsidiary at Completion, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

14.2	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Companies or any Subsidiary.

14.3	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Companies or any Subsidiary before Completion in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

15.	Construction industry sub-contractors' scheme

Neither the Companies nor any Subsidiary is required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by each of the Companies and any Subsidiary on construction, refurbishment and fitting-out works in each of the three years ending on the Accounts Date is less than £1 million.

48

Schedule 5     Tax covenant

1.	Interpretation

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Accounts Relief:

(a)	any Relief (including the right to a repayment of Tax) that has been shown as an asset in the Completion Statements; and

(b)	any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Completion Statements.

Buyer's Relief:

(a)	any Accounts Relief;

(b)	any Relief which arises in connection with any Event occurring after Completion; and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Companies and the Subsidiaries.

Buyer's Tax Group: the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

Event: includes (without limitation), the expiry of a period of time, the Companies or any Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation: means:

(a)	any liability of the Companies or any Subsidiary to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Companies or the relevant Subsidiary and whether or not the Companies or the relevant Subsidiary has or may have any right of reimbursement against any other person or persons, in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

(b)	the Loss of any Accounts Relief in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Companies or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax, the amount of the repayment;

49

(c)	the use or setting off of any Buyer's Relief in circumstances where, but for such set off or use, the Companies or the relevant Subsidiary would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant, in which case, the amount of the Liability for Taxation shall be the amount of Tax for which the Sellers would have been liable but for such set off or utilisation.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Overprovision: the amount by which any provision for tax (other than deferred tax) in the Completion Statements is overstated, except where such overstatement arises as a result of:

(a)	a change in law;

(b)	a change in the accounting bases on which the Companies or any Subsidiary values its assets; or

(c)	a voluntary act or omission of the Buyer

which, in each case, occurs after Completion.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Companies or a Subsidiary to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Taxation in respect of which the Sellers have made a payment under paragraph 2 of this Tax Covenant.

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the failure of the Company or any Subsidiary to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Buyer, the Companies or a Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant.

Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

50

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

(a)	anything that involves, or leads directly or indirectly to, any liability of the Companies or the relevant Subsidiary to Tax (other than VAT, PAYE or NIC arising in the ordinary course of business) that is, or but for an election would have been, the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer's Tax Group);

(b)	anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction to the extent to which it is not entered into on arm's length terms;

(c)	anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected-party debt or the Companies or any Subsidiary becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

(d)	anything which relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages partly or wholly for the purpose of avoiding or reducing or deferring a Liability for Taxation;

(e)	anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

(f)	anything that involves, or leads directly or indirectly to, a change of residence of the Companies or any Subsidiary for Tax purposes.

1.5	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

51

1.6	Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of the Company or any Subsidiary to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Companies or the relevant Subsidiary to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2.	Covenant

2.1	The Sellers covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Sellers shall be jointly and severally liable to pay to the Buyer an amount equal to any:

(a)	Liability for Taxation resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Companies or a Subsidiary on or before Completion, whether or not such liability has been discharged on or before Completion;

(b)	Liability for Taxation, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Tax purposes of the Companies or any Subsidiary with any person other than a member of the Buyer's Tax Group, whensoever arising;

(c)	Liability for Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Companies or any Subsidiary on or before Completion otherwise than in the ordinary course of business;

(d)	Liability for Taxation which arises at any time (being a liability for any of the Companies or the Subsidiaries to account for income tax or National Insurance contributions) in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

(e)	Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Companies or any Subsidiary, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers;

(f)	any Liability for Taxation being a liability for inheritance tax which:

(i)	is a liability of the Companies or any Subsidiary and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring);

52

(ii)	has given rise at Completion to a charge on any of the Sale Shares or assets of the Companies or any Subsidiary; or

(iii)	gives rise after Completion to a charge on any of the Sale Shares in or assets of the Companies or any Subsidiary as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

(g)	Liability for Taxation arising as a result of the wrong or inaccurate classification of the Workers (as defined in paragraph 16.1 of Schedule 4) and/or the employment status or alleged employment status of the Workers;

(h)	Liability for Taxation arising in respect of payments made or benefits or facilities given to [***] or [***];

(i)	Liability for Taxation arising from any claim by the French tax and/or social security authorities that Farncombe France improperly applied applicable French taxation and/or social security laws or regulations in respect of any fees paid to MOBIFLUX, including any assessment or reassessment relating to Taxation and social security payments;

(j)	Liability for Taxation arising as a result of the Loss of any tax credit on research (crédit d’impôt recherche) by Farncombe France except for the tax credit on research which is calculated on expenses of fiscal year 2012. If the latter tax credit on research is lost, no Liability for Taxation will be sought from the Sellers, even if such tax credit on research was recorded in Farncombe France’s assets and even if the loss of such tax credit is recorded in Farncombe France’s P&L; and

(k)	costs and expenses (including legal costs on a full indemnity basis) properly and reasonably incurred by the Buyer or the Companies or any Subsidiary or any member of the Buyer's Tax Group in connection with any Liability for Taxation or other liability in respect of which the Sellers are liable under this Schedule, any Tax Claim or taking or defending any action under this Schedule.

2.2	For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Companies or any Subsidiary arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2.

2.4	The liability of the Sellers under paragraph 2 will terminate on the seventh anniversary of Completion except in respect of any claim of which notice in writing is given to the Sellers before that date containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim.

PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. REDACTED PORTIONS ARE INDICATED WITH THE NOTATION “[***]”.

53

3.	Payment date and interest

3.1	Payment by the Sellers in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

(a)	in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Sellers requesting payment;

(b)	in the case of the loss of a right to repayment of Tax, the later of (i) seven Business Days following the date on which the Buyer serves notice on the Sellers requesting payment and (ii) the date the repayment of Tax would have arisen assuming HMRC had made the repayment as soon as it became due;

(c)	in a case that involves the loss of a Relief (other than a right to repayment of Tax), the later of (i) seven Business Days following the date on which the Buyer serves notice on the Sellers requesting payment and (ii) the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief gives rise to an actual liability to pay tax;

(d)	in a case that falls within paragraph 1.1(c) of the definition of Liability for Taxation, the date on which the Tax saved by the Companies or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority; or

(e)	in the case of a liability arising under paragraph 2.1(g), seven Business Days following the date on which the Buyer serves notice on the Sellers requesting payment.

3.2	If any sums required to be paid by the Sellers under this Tax Covenant are not paid on the date specified in paragraph 3.1, then, except to the extent that the Sellers' liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of Barclays Bank Plc or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	Exclusions

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Taxation to the extent that:

(a)	provision or reserve in respect of the liability is made in the Completion Statements;

54

(b)	such Liability for Taxation was discharged on or before Completion and the discharge of such Liability for Taxation was reflected in the Completion Statements;

(c)	it arises or is increased as a result only of any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part);

(d)	it would not have arisen but for a change after Completion in the accounting bases on which the Companies or any Subsidiary values its assets (other than a change made in order to comply with UK GAAP);

(e)	the Buyer is compensated for any such matter under any other provision of this agreement;

(f)	there is available to the Companies or any Subsidiary a Relief which is not a Buyer's Relief; or

(g)	it would not have arisen but for a voluntary act, transaction or omission of the Companies or any Subsidiary or the Buyer or any member of the Buyer's Tax Group outside the ordinary course of business after Completion and which the Buyer was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question.

4.2	For the purposes of paragraph 4.1 (g) an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Companies or the Subsidiaries on or before Completion or imposed on the Companies by any legislation whether coming into force before, on or after Completion or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out at the written request of the Sellers.

5.	Overprovisions

5.1	If, on or before the seventh anniversary of Completion, the Expert certifies (at the request and expense of the Sellers) that any provision for Tax in the Completion Statements (other than a provision for deferred tax) has proved to be an Overprovision, then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Sellers under this Tax Covenant;

(b)	to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

(c)	to the extent that such excess as referred to in paragraph 5.1(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under this Tax Covenant.

55

5.2	After the Expert has produced any certificate under this paragraph 5, the Sellers or the Buyer may, at any time before the seventh anniversary of Completion, request the Expert to review (at the expense of the Sellers) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

5.3	If the Expert makes an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Sellers (as the case may be) as soon as reasonably practicable.

6.	Savings

If (at the Sellers' request and expense) the Expert determines that the Companies or the relevant Subsidiary has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Sellers, after deduction of any amounts then due by the Sellers, the lesser of:

(a)	the amount of the Saving (as determined by the Expert) less any costs incurred by the Buyer, the Companies or the relevant Subsidiary; and

(b)	the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Tax Covenant or otherwise.

7.	Recovery from third parties

7.1	Where the Sellers have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer, the Companies or a Subsidiary is or becomes entitled to recover from some other person (not being the Buyer, the Companies or a Subsidiary or any other company within the Buyer's Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or procure that the Companies or the relevant Subsidiary shall:

(a)	notify the Sellers of its entitlement as soon as reasonably practicable; and

(b)	if required by the Sellers and, subject to the Buyer, the Company or the relevant Subsidiary being secured and indemnified by the Sellers against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Companies or the relevant Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Sellers fully informed of the progress of any action taken).

7.2	If the Buyer, or the Companies or a Subsidiary recovers any amount referred to in paragraph 7.1, the Buyer shall account to the Sellers for the lesser of:

56

(a)	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except to the extent that amount has already been made good by the Sellers under paragraph 7.1(b)); and

(b)	the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation in question.

8.	Corporation tax returns

8.1	Subject to this paragraph 8, the Buyer will have exclusive conduct of all Taxation affairs of the Companies and the Subsidiaries after Completion.

8.2	The Sellers or their duly authorised agent shall at the Sellers' cost and expense prepare the corporation tax returns and computations of the Companies and the Subsidiaries for all accounting periods ended on or before the Accounts Date, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

8.3	The Buyer shall procure that the returns and computations referred to in paragraph 8.2 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and shall give the Sellers or their agent all such assistance as may reasonably be required (at the Sellers' cost and expense) to agree those returns and computations with the relevant Taxation Authority provided that the Buyer shall not be obliged to take any such action as is mentioned in this paragraph 8.3 in relation to any return that is not full, true and accurate in all material respects.

8.4	The Sellers or their duly authorised agent shall at the Sellers' cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Companies and the Subsidiaries for all accounting periods ended on or prior to the Accounts Date provided that the Sellers shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

8.5	The Buyer shall procure that the Companies and the Subsidiaries, at the Sellers' cost and expense, afford such access to their books, accounts and records as is necessary and reasonable to enable the Sellers or their duly authorised agent to prepare the corporation tax returns and computations of the Companies and the Subsidiaries for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 8.

8.6	The Sellers shall take all reasonable steps to ensure that the corporation tax returns and computations of the Companies and the Subsidiaries for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as possible.

8.7	In respect of the accounting period commencing prior to Completion and ending after Completion (“Straddle Period”) the Buyer shall procure that the corporation tax returns and computations shall be prepared in a manner consistent with past practices and without a change of any accounting method (except to the extent necessary to comply with applicable law or the rules of the SEC or the Trading Market).

57

8.8	The Buyer will procure that the Company shall provide to the Sellers all corporation tax returns and computations relating to the Straddle Period no later than ten Business Days before the date on which such returns and computations are required to be filed with the appropriate Taxation Authority without incurring interest or penalties (“Submission Date”). The Buyer shall further procure that the Company shall take the Sellers’ reasonable comments received not less than five Business Days before the Submission Date into account before those returns and computations are submitted to the appropriate Taxation Authority.

8.9	For the avoidance of doubt:

(a)	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8; and

(b)	the provisions of this paragraph 8 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

9.	Conduct of tax claims

9.1	Subject to paragraph 9.2, if the Buyer or the Companies or a Subsidiary becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Sellers or to the Sellers' duly appointed agent as soon as is reasonably practicable, provided that the Buyer shall not be required to give or procure the giving of such notice if there is any allegation that any of the Sellers (or any of the Targets before Completion) has been involved in fraudulent conduct which constitutes a criminal offence under French or UK legislation in respect of the subject matter of the Tax Claim. If a notice of a tax audit is received by the Buyer, the Companies or a Subsidiary the Buyer shall ensure that a copy of such notice is given to the Sellers as soon as is reasonably practicable. The giving of such notice as referred to in this paragraph 9.1 shall not be a condition precedent to the Sellers’ liability under this Tax Covenant.

9.2	If the Sellers become aware of a tax audit or Tax Claim, they shall notify the Buyer in writing as soon as reasonably practicable, and in any case no later than ten Business Days after the Sellers, the Companies or a Subsidiary are made aware of such tax audit or Tax Claim. Upon receipt of such notice, the Buyer shall be deemed to have given the Sellers notice of the tax audit or Tax Claim in accordance with the provisions of paragraph 9.1.

9.3	Subject to paragraph 9.4, provided the Sellers indemnify the Buyer against all liabilities, costs, damages or expenses which may be incurred by the Buyer and the Targets thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Companies or the relevant Subsidiary shall take such action as the Sellers may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HM Revenue & Customs review or compromise any Tax Claim. Any payment made under the indemnity in this paragraph 9.3 by MOBIFLUX shall not be deemed to be a reduction in Purchase Price, but rather shall be treated as a pure indemnity, which is payable to the Buyer or alternatively, should the Buyer in its sole discretion so elect (notwithstanding clause 9 and schedule 2.1 of Schedule 5 of this agreement) to Farncombe UK or Farncombe ES.

58

9.4	Neither the Buyer, the Companies nor any Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Sellers written notice of such assessment, does not receive written instructions from the Sellers within twenty Business Days to do so.

9.5	If:

(a)	the Sellers do not request the Buyer to take any action under paragraph 9.3 or fail to indemnify the Buyer, or the Companies to the Buyer's reasonable satisfaction within a period of time (commencing with the date of the notice given to the Sellers) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, requesting a review or compromising such Tax Claim, and which period shall not in any event exceed a period of twenty Business Days;

(b)	any of the Sellers (or the Companies or any Subsidiary before Completion) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)	the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal (or, for appeals lodged before 1 April 2009, a determination by the Tax Chamber of the First-tier Tribunal or Higher Tribunal), unless the Sellers have obtained the opinion of Tax counsel of at least five years' standing that there is a reasonable prospect that the appeal will succeed, the Buyer, or the Companies or the relevant Subsidiary shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, or the Companies or that Subsidiary may in its absolute discretion consider fit.

9.6	Neither the Buyer, nor the Companies nor any Subsidiary shall be subject to any claim by or liability to any of the Sellers for non-compliance with any of the foregoing provisions of this paragraph 9 if the Buyer, or the Company has bona fide acted in accordance with the instructions of any one or more of the Sellers.

10.	Grossing up

10.1	All sums payable by the Sellers to the Buyer and/or by the Buyer to the Sellers under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Sellers shall pay to the Buyer such sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

59

10.2	If the Buyer incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

10.3	If the Buyer would, but for the availability of a Buyer's Relief, incur a taxation liability falling within paragraph 10.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

60

Schedule 6          Particulars of properties

Omitted

61

Schedule 7          Completion Statements

Part 1: General

1.	Contents

The Completion Statements shall comprise (i) the balance sheets of each of the Companies and the Subsidiaries and a statement of the May Net Working Capital as at close of business on 31 May 2015; and (ii) the balance sheets of each of the Companies and the Subsidiaries and a statement of the Completion Net Working Capital as at close of business on the Completion Date, in the form and including the items set out in Part 3 of this Schedule.

2.	Bases of preparation

The Completion Statements shall be prepared:

2.1	in accordance with the specific accounting treatments set out in Part 4 of this Schedule; and subject thereto;

2.2	adopting the same accounting policies, principles, estimation techniques, measurement bases, practices and procedures used in the preparation of the Accounts as there applied; and subject thereto;

2.3	in accordance with the Accounting Standards in force and mandatory in the United Kingdom (for Farncombe UK and Farncombe ES) or in France (for Farncombe France) at the Completion Date.

3.	Submission of Draft Completion Statements

3.1	The Sellers shall procure the preparation and submission to the Buyer of a draft of the Completion Statements (“Draft Completion Statements”) within 30 Business Days of Completion.

3.2	Within 15 Business Days of receipt of the Draft Completion Statements (“Response Period”), the Buyer shall give notice to the Sellers (“Response Notice”) stating whether or not the Buyer agrees with the Draft Completion Statements.

3.3	If the Buyer disagrees with the Draft Completion Statements, the Response Notice shall also state:

3.3.1	the item or items in dispute;

3.3.2	the reasons for such dispute; and

3.3.3	(to the extent then reasonably practicable) details of its proposed adjustments to the Draft Completion Statements.

4.	No Response Notice

If the Buyer does not give the Response Notice within the Response Period, then the Buyer shall be deemed to have agreed the Draft Completion Statements, and such statements shall constitute the Completion Statements.

62

5.	Positive Response Notice

If the Response Notice is given within the Response Period and states that the Buyer agrees with the Draft Completion Statements, then such statements shall constitute the Completion Statements.

6.	Negative Response Notice

If the Response Notice is given within the Response Period and states that the Buyer disagrees with the Draft Completion Statements, then:

6.1	the Buyer and the Sellers shall enter into negotiations and endeavour to agree the items disputed by the Buyer in the Response Notice in good faith;

6.2	only those items detailed as disputed in the Response Notice that remain in dispute after the negotiation between the Buyer and Sellers pursuant to paragraph 6.1 above (“Disputed Items”) shall be treated as being in dispute, and the Buyer and Sellers shall be deemed to have agreed all other items in the Draft Completion Statements;

6.3	if, within 10 Business Days of receipt of the Response Notice, all the Disputed Items are resolved by agreement between them, the Buyer and the Sellers shall promptly sign a joint statement which:

6.3.1	appends a copy of the Draft Completion Statements, adjusted to reflect all the Disputed Items as so agreed; and

6.3.2	confirms that such accounts constitute the Completion Statements;

6.4	if, within 10 Business Days of receipt of the Response Notice, the Buyer and the Sellers have not agreed the Completion Statements in accordance with paragraph 6.3:

6.4.1	where relevant, the Buyer and the Sellers shall promptly sign a joint statement which:

6.4.1.1	sets out the Disputed Items (if any) that have been agreed between them; and

6.4.1.2	appends a copy of the Draft Completion Statements, adjusted to reflect any Disputed Item as so agreed; and

6.4.2	the remaining Disputed Items shall be referred for determination by an Expert in accordance with the provisions of Part 2 of this Schedule upon the written request of either the Buyer or the Sellers’ Representative; and

6.5	if the Buyer and the Sellers do not agree the Completion Statements in accordance with paragraph 6.3, then the Draft Completion Statements adjusted to reflect:

6.5.1	the Disputed Items (if any) that are agreed between the Sellers’ Representative and the Buyer in writing (whether in accordance with paragraph 6.4.1 or subsequently); and

6.5.2	the Expert’s determination made pursuant to Part 2 of this Schedule,

shall constitute the Completion Statements.

63

7.	Records and access

From Completion until the agreement, deemed agreement or determination of the Completion Statements, each of the Buyer and the Sellers shall:

7.1	retain any relevant records, documents and information within its possession or under its or their control (which, for the avoidance of doubt, shall not include auditors’ working papers) relating to the assets, liabilities and other matters which are the subject of the Completion Statements (“Completion Statements Information”); and

7.2	provide to the others and their representatives such access to:

7.2.1	any assets of the Companies and the Subsidiaries within its possession or under its control; and

7.2.2	such of its accounting records and its personnel to obtain all relevant facts and information within their knowledge (except any document and/or information that was prepared by another party or its advisers with a view to assessing the merits of any argument on any Disputed Item or that is otherwise legally privileged), as is reasonably required by the others to prepare, review, agree or otherwise determine the Completion Statements (as appropriate).

Part 2: Expert determination

1.	Appointment of Expert

Each of the Buyer and the Sellers agrees to:

1.1	use its reasonable endeavours to appoint an Expert expeditiously following a written request to do so from the other and to agree the terms of engagement for the Expert within 10 Business Days of the Expert’s selection or nomination; and

1.2	not unreasonably (having regard to the provisions of this Part 2) refuse its agreement to any terms of engagement proposed by the Expert (which may include a limitation on his liability at a level consistent with market practice at the relevant time) or the other party.

2.	Procedure

2.1	The Buyer and the Sellers shall each supply the other with a copy of any written submission provided by it or on its behalf to the Expert pursuant to this Part 2 at the same time as it is provided to the Expert.

2.2	Within 5 Business Days of the appointment of the Expert, the Sellers’ Representative shall provide the Expert with the following:

2.2.1	a copy of the Draft Completion Statements (adjusted to reflect the Disputed Items (if any) then agreed between the Buyer and the Sellers’ Representative in writing) (“Adjusted Draft Completion Statements”); and

2.2.2	a written statement of the Disputed Items referred to the Expert as referred to in paragraph 6.4.2 above.

64

2.3	Each of the Buyer and the Sellers shall provide (or, to the extent it is reasonably able, procure that others provide) the Expert with such documents, information and assistance (including the right to inspect the Completion Statements Information) as the Expert reasonably requires for the purpose of making his determination.

2.4	All matters in relation to any determination under this Part 2 shall be kept confidential by the parties and the Expert.

2.5	To the extent not provided for in or inconsistent with this Part 2, the Expert shall determine the procedure to be followed in making his determination and shall be entitled to obtain such independent legal or other professional advice as he may reasonably require in making his determination.

3.	Role of Expert

3.1	The Expert shall:

3.1.1	determine on the basis of all information, documents and materials before him what adjustments (if any) are in his opinion necessary to the amounts shown by the Adjusted Draft Completion Statements in respect of each of the Disputed Items referred to him in order to comply with the provisions of this agreement; and

3.1.2	notify the parties of his determination in writing (without reasons) as soon as reasonably practicable and in any event within 30 Business Days of his appointment.

65

Part 3: Pro forma

May Net Working Capital as at 31 May 2015/Completion Net Working Capital As of Completion Date (as appropriate)

Aggregate current assets of the Companies as of 31 May 2015/Completion Date (as appropriate)	£	XXX
Less Excluded Items (in accordance with Part 4, Schedule 7):
Cash balances held to account of Farncombe Consulting GmbH
Research & Development tax credits due to Targets		(XX	)
Loan to Competitive Market Analysis Group of €50,000		(XX	)
Any corporation tax assets

Adjusted aggregate current assets of the Companies as of 31 May 2015/Completion Date (as appropriate)	£	XXX		(1)

Aggregate current liabilities of the Companies as of 31 May 2015/Completion Date (as appropriate)	£	XXX
Less Excluded Items (in accordance with Part 4, Schedule 7):
Any corporation tax liabilities		(XX	)

Adjusted aggregate current liabilities of the Companies as of 31 May 2015/Completion Date (as appropriate)	$	XXX		(2)

May Net Working Capital/Completion Net Working Capital (as appropriate)	£	XXX		(1) – (2)

66

Part 4: Specific accounting treatments

Omitted

67

Schedule 8 – Earn-out Schedule

1.	Definitions

The definitions in this paragraph apply in this agreement.

“Amended Revenue”	in respect of a Project, the Recognised Revenue of that Project less the retail value of the work undertaken by Farncombe Employees on that Project;

"Attributable Revenue"	Recognised Revenue arising from and credited in accordance with the Qualifying Scenarios which is (i) Qualifying Revenue; (ii) Legacy Revenue; (iii) Protected Revenue; or (iv) Strategic Revenue, in each case as agreed or determined (as the case may be) in accordance with paragraph 3 and paragraph 4 of this Schedule;

" Attributable GM"	the aggregate GM of the Qualifying Revenue and the Strategic Revenue divided by the total value of the Qualifying Revenue and Strategic Revenue;

"Cost of Sales"	cost of services sold in relation to a Project, to be calculated in accordance with the specific policies set out in paragraph 5.8 of this Schedule;

“Draft Earn-out Statement”	has the meaning given in paragraph 3.4 of this Schedule;

"Earn-out Payment"	has the meaning given in paragraph 2.3 of this Schedule;

"Earn-out Period"	the period beginning on 1 June 2015 and ending on the second anniversary of the Completion Date;

"Earn-out Statement"	the Draft Earn-out Statement as either agreed in accordance with paragraph 3, or determined by an Expert in accordance with paragraph 4;

"Earn-out Target"	shall have the meaning given in paragraph 2.1 of this Schedule;

"Farncombe Employee"	(i) any Employee or Worker of the Targets at the Completion Date (but excluding any Worker whose engagement with the Targets ends in the ordinary course and who is subsequently engaged by the Buyer or any member of the Buyer’s Group to work on a project which is unrelated to Farncombe Products), which for this purpose shall include any of the Sellers employed by any of the Targets immediately prior to Completion; (ii) the person(s) employed or engaged by any of the Targets or any member of the Buyer’s Group from time to time on or after Completion in order to replace or perform a substantially similar role to a person described in (i) above; and (iii) any employee, consultant, worker or contractor employed or engaged by any of the Targets or any member of the Buyer’s Group from time to time on or after Completion to deliver Farncombe Products, as determined by the Buyer and the Sellers’ Representative, acting reasonably and in good faith;

68

“Farncombe Products”	any products or services offered or supplied to clients or customers by any of the Targets prior to the Completion Date;

"GM"	gross margin, where the gross margin of any Project shall be the amount of Recognised Revenue for that Project ("project revenue"), less Cost of Sales for that Project divided by project revenue for that Project, expressed as a percentage;

"Legacy Revenue"	Recognised Revenue derived from contracts (i) entered into by the Targets prior to the Completion Date, including any renewal or extension of such contracts (provided the GM of such renewed or extended contract is not more than 4% less than the GM of the original contract, save as impacted by any inflationary increase in Cost of Sales), and excluding any contract with a GM of less than 0%), and (ii) in respect of which the terms have been substantially negotiated and agreed but the contract has not been signed prior to Completion as listed in Schedule 10;

“Project”	a plan, project or engagement carried out under the terms of a contract or arrangement with a client or customer, which shall (for the purposes of this Schedule and in particular for the purpose of paragraph 3.3) include the sub-division of any Project carried out on a “time and materials basis” (i.e. not a fixed price contract) where, and to the extent that, it is possible to distinguish between work carried out under the same contract by different Employees or Workers. For the avoidance of doubt, fixed price Projects or statements of work shall not be sub-divided by reference to individual Employees or Workers, and their applicable revenue and GM shall be determined by reference to the Project or statement of work as a whole;

"Protected Revenue"	Recognised Revenue derived from Projects entered into after the Completion Date with a GM of not less than 0% that are identified in writing by the Sellers’ Representative in his reasonable discretion, acting in good faith, within 30 days of the commencement of each such Project, as being of such strategic importance for the development or expansion of a significant commercial opportunity that a GM lower than 20% is justified, provided that the total aggregate amount of Protected Revenue that may be counted towards Attributable Revenue shall not exceed £2,150,000.

69

"Objection Notice"	has the meaning given in paragraph 3.5 of this Schedule;

"Qualifying Revenue"	Recognised Revenue which is derived from Projects with a GM of not less than 20%;

"Qualifying Scenarios"	the scenarios listed in paragraph 5.2 of this Schedule;

"Resolution Notice"	has the meaning set out in paragraph 3.8 of this Schedule;

"Recognised Revenue"	revenue of the Targets and any member of the Buyer’s Group calculated in accordance with (i) the specific policies set out in paragraph 5 of this Schedule and (ii) subject always to such policies, the Buyer’s standard revenue recognition practices from time to time, in accordance with generally accepted accounting principles;

"Review Period"	has the meaning set out in paragraph 3.5 of this Schedule; and

"Strategic Revenue"	any revenue arising from a Project with a GM of less than 30% which is to be completed using the services of one or more Farncombe Employee(s) and which the Buyer and the Sellers’ Representative confirm in writing shall qualify as Attributable Revenue for the purposes of this Schedule and to which a designated GM of more than 20% (as agreed between the Buyer and the Sellers’ Representative in writing) shall be applied when calculating the Attributable GM.

2.	Earn-out Consideration

2.1	The Earn-out Target shall be achieved if in respect of the Earn-out Period the sum of:

2.1.1	the Legacy Revenue; and

2.1.2	Protected Revenue; and

2.1.3	Qualifying Revenue and Strategic Revenue with an Attributable GM equal to or exceeding 30%,

(together, the Relevant Revenue) equals or exceeds £21,500,000.

2.2	The percentage of the Earn-out Target achieved shall be calculated according to the following formula:

70

% of Earn-out Target achieved	=	Relevant Revenue	x	100

£21,500,000

2.3	The Buyer shall pay to the Sellers the proportion of the Earn-out Consideration set out in the following schedule (Earn-out Payment):

% of Earn-out Target achieved (as determined in accordance with paragraph 2.2 above)	% of Earn-out Consideration to be paid to the Sellers (Earn-out Payment)
100% and over	100%
97% - 99.99% (inclusive)	95%
94% - 96.99% (inclusive)	90%
91% - 93.99% (inclusive)	85%
88% - 90.99% (inclusive)	80%
85% - 87.99% (inclusive)	75%
82% - 84.99% (inclusive)	70%
79% - 81.99% (inclusive)	65%
76% - 78.99% (inclusive)	60%
73% - 75.99 (inclusive)	55%
70% - 72.99% (inclusive)	50%
Less than 70%	0%

2.4	The Buyer shall settle any Earn-out Payment in either Consideration Shares (by issuing share certificates to the relevant Sellers) or cash in accordance with the election of each Seller shown opposite his name in column 4 of Part 1 of Schedule 1 within 10 Business Days of:

2.4.1.	the Sellers agreeing (or being deemed to have agreed in accordance with paragraph 3.6 of this Schedule) the Earn-out Statement specifying the amount of the relevant Earn-out Payment; or

2.4.2.	if an Objection Notice is served in accordance with paragraph 3.5 of this Schedule:

2.4.2.1.	the parties agreeing in writing all disputed matters concerning the relevant Earn-out Statement and the calculation of the corresponding Earn-out Payment; or

2.4.2.2.	the parties receiving notice of the Expert's determination of the relevant Earn-out Payment in accordance with paragraph 4 of this Schedule.

2.5	In the event that any part of the Earn-out Consideration that is to be settled in Consideration Shares falls due for payment before the end of the sixth full fiscal quarter of the Buyer after the Completion Date, that part of the Earn-out Consideration shall not be payable until the first day of the seventh fiscal quarter of the Buyer.

71

3.	Earn-out Statement and agreement of Earn-out Payments

3.1	In relation to each fiscal month during the Earn-out Period, the Buyer shall procure that calculations are prepared and delivered to the Sellers’ Representative within 20 Business Days of the end of that month giving a detailed breakdown of Attributable Revenue arising during that month and the related Attributable GM.

3.2	If the Sellers’ Representative believes the Earn-out Target has been achieved at any time before the end of the Earn-out Period, he may request in writing to the Buyer that the Attributable Revenue and Attributable GM be calculated to such date (not being later than the last day of the Earn-out Period) as he may elect (Acceleration Request). If, following such calculations (and subject always to paragraph 3.3), it is agreed or determined that:

3.2.1	the Earn-out Target has been achieved in full, then the Earn-out Consideration shall be paid by the Buyer to the Sellers in accordance with paragraphs 2.4 and 2.5 above; or

3.2.2	the Earn-out Target has not been achieved in full, then the Acceleration Request shall be deemed to have been withdrawn, provided that the Sellers’ Representative shall be entitled to make one or more further Acceleration Requests pursuant to paragraph 3.2 if he subsequently believes that the Earn-out Target has been achieved in full.

3.3	When calculating the Attributable Revenue and Attributable GM, whether following an Acceleration Request or otherwise, the Sellers’ Representative may, in his sole discretion, elect that certain Projects shall be excluded from the calculation of the Attributable GM. Any such election shall be binding on the Buyer for the purpose of this Schedule.

3.4	Within 20 Business Days of (i) the end of the Earn-out Period or (ii) such earlier date as the Sellers’ Representative may elect pursuant to paragraph 3.2 of this Schedule, the Buyer shall deliver to the Sellers’ Representative a written statement of the Buyer’s calculation of the Attributable Revenue for the Earn-out Period (or such shorter period, as the case may be), the related Attributable GM and the resulting Earn-out Payment due to the Sellers (Draft Earn-out Statement).

3.5	The Sellers’ Representative shall, within 15 Business Days from receipt of the Draft Earn-out Statement (Review Period), deliver to the Buyer a written notice stating whether the Sellers agree with the Draft Earn-out Statement and the calculations set out in it. In the case of disagreement, the notice (Objection Notice) shall specify the areas disputed by the Sellers and describe, in reasonable detail, the basis for the dispute.

3.6	If, within the Review Period, the Sellers’ Representative fails to deliver an Objection Notice in accordance with paragraph 3.5 then the Sellers shall, with effect from the expiry of the Review Period, be deemed to agree the Draft Earn-out Statement and the Earn-out Payment specified in it, and the Draft Earn-out Statement shall thereupon be deemed to be the Earn-out Statement.

3.7	During the Review Period, the Buyer shall upon reasonable notice and during normal business hours, permit the Sellers’ Representative (and its agents or advisers) to access and review the Buyer’s working papers relating to the preparation of the Draft Earn-out Statement and such books and records of the Targets and the Buyer’s Group as the Sellers (or their agents or advisers) may reasonably require for the purpose of reviewing the Draft Earn-out Statement and the calculation of the Attributable Revenue and related Attributable GM and the corresponding Earn-out Payment set out in it.

72

3.8	If the Sellers serve an Objection Notice in accordance with paragraph 3.5 of this Schedule, the parties shall negotiate in good faith to resolve the disputed matters and agree the amount of the Attributable Revenue, the Attributable GM and the Earn-out Payment as soon as reasonably possible. If the parties are unable to reach agreement within 15 Business Days following the service of the Objection Notice, then at any time following the expiry of such period either party may, by written notice to the other (Resolution Notice), require the disputed matters to be referred to an Expert for determination in accordance with paragraph 4 of this Schedule.

3.9	Each party shall bear its own costs incurred in connection with the preparation, review and agreement of the Draft Earn-out Statement and the calculation of the Earn-out Payment.

4.	Expert determination

4.1	If a Resolution Notice is served by either party, or if the parties fail to resolve an issue in relation to this Schedule within a reasonable period, the matter shall be referred to an Expert in accordance with this paragraph 4. The parties shall use all reasonable endeavours to reach agreement regarding the identity of the person to be appointed as the Expert and to agree terms of appointment with the Expert as soon as reasonably possible.

4.2	If the parties fail to agree on an Expert and his terms of appointment within 10 Business Days of either party serving details of a proposed Expert on the other, then either party shall be entitled to request the President for the time being of the Institute of Chartered Accountants of England and Wales to appoint the Expert.

4.3	Except for any procedural matters, or as otherwise expressly provided in this Schedule, the scope of the Expert's determination shall be limited to determining the unresolved matters in the Objection Notice and:

4.3.1.	determining whether the Draft Earn-out Statement has been prepared, and the corresponding calculation of the Earn-out Payment has been made, in accordance with the requirements of this Schedule;

4.3.2.	determining whether any errors have been made in the preparation of the Draft Earn-out Statement and the corresponding calculation of the Earn-out Payment; and

4.3.3.	making any consequential adjustments, corrections or modifications that are required for the Earn-out Statement to have been prepared, and the corresponding calculation of the Earn-out Payment to have been made, in accordance with the requirements of this Schedule.

4.4	The parties shall co-operate with the Expert and shall provide (and, in the case of the Buyer, shall procure that each member of the Buyer’s Group, the Companies and each of the Subsidiaries provides) such assistance and access to such documents, personnel, books and records as the Expert may reasonably require for the purpose of making his determination.

73

4.5	The parties shall be entitled to make submissions to the Expert, including oral submissions, and each party shall, with reasonable promptness, supply the other party with all such information and access to its documentation, books and records as the other party may reasonably require in order to make a submission to the Expert in accordance with this paragraph.

4.6	Unless otherwise agreed by the parties, the Expert shall be required to make his determination in writing (including the reasons for his determination) and to provide a copy to each party as soon as reasonably practicable and in any event within 30 Business Days of his appointment.

4.7	Each party shall bear and pay its own costs incurred in connection with the Expert's determination pursuant to this paragraph 4.

4.8	The Draft Earn-out Statement, as varied in accordance with the Expert’s decision in relation to any disputed areas, shall be deemed to be the Earn-out Statement for the purpose of calculating the Earn-out Payment.

5.	Agreed policies and revenue recognition during the Earn-out Period

5.1	Following Completion, the business of the Targets shall be integrated into the Buyer’s Group as determined in the sole discretion of the Buyer, provided that any such integration shall be subject to prior discussion with the Sellers’ Representative, and shall be subject to the Buyer’s standard internal policies, practices and approval procedures for commercial engagements.

5.2	Recognised Revenue shall be included in Attributable Revenue as follows:

5.2.1	100% of the Recognised Revenue resulting from the sale outside North America of any Farncombe Products shall be included in Attributable Revenue, provided that any Recognised Revenue earned by the Strategy Practice (as identified by the Buyer’s internal billing codes) will only be credited if a Farncombe Employee has materially assisted in the sale;

5.2.2	100% of the Recognised Revenue resulting from any sale in which a Farncombe Employee has materially assisted shall be included in Attributable Revenue, provided that no credit shall be given for Recognised Revenue derived from contracts with the clients set out in Schedule 9 (Existing Buyer Clients); or

5.2.3	100% of the Recognised Revenue resulting from the sale of any service, solution or offering of the Buyer to any past or present customer of the Targets at the Completion Date, but excluding any client set out in Schedule 9 (Existing Buyer Clients), shall be included in Attributable Revenue;

5.2.4	a minimum of 50% of the Amended Revenue resulting from the sale of any service, solution or offering of the Buyer to a client set out in Schedule 9 (Existing Buyer Clients) shall be included in Attributable Revenue if Farncombe Employee(s) have materially assisted in the sale, which percentage shall be increased in the sole discretion of the Buyer, acting reasonably;

74

5.2.5	a minimum of 50% of the Amended Revenue resulting from the sale of any new solution jointly developed by the Buyer and any Farncombe Employee(s), to be identified as such by the Buyer in its sole discretion, acting reasonably, shall be included in Attributable Revenue, which percentage shall be increased in the sole discretion of the Buyer, acting reasonably;

5.2.6	100% of Recognised Revenue resulting from the sales of Farncombe Products in North America where a Farncombe Employee has materially assisted in the sale;

5.2.7	100% of Recognised Revenue resulting from sales in North America in which any of the Targets’ credentials, qualifications or client references make a direct and material contribution to winning the client or securing the sale; and

5.2.8	in respect of the sale of any products or services of Elutions Inc. or its subsidiaries which falls within any of the Qualifying Scenarios, 50% of:

(a) the project revenue consisting of the contribution margin expected to be recognised by the Buyer over the first 24 months of the Project where the Buyer serves as prime contractor; or

(b) the fee revenue expected to be recognized by the Buyer over the first 24 months of any Project in which a Farncombe Employee has materially assisted, where the Buyer does not serve as prime contractor, shall be included in Attributable Revenue.

5.3	Where any Project does not qualify for 100% credit to Attributable Revenue (and whether or not such Project falls within any of the Qualifying Scenarios), but Farncombe Employees are used to deliver the Project, 100% of the retail value of the work undertaken by such Farncombe Employees in relation to that Project shall be included in the calculation of Attributable Revenue in addition to any Recognised Revenue included in the calculation of Attributable Revenue pursuant to paragraphs 5.2.4 or 5.2.5 (if any). By way of example (given by way of illustration only):

5.3.1	if £25,000 of the value of a Project falling within paragraph 5.2.5 is delivered by Farncombe Employees, then £25,000 shall be credited to Attributable Revenue in respect of the retail value of the work undertaken by Farncombe Employees and £12,500 (being 50% of the Amended Revenue) shall be credited to Attributable Revenue pursuant to paragraph 5.2.5 in respect of that Project; and

5.3.2	if a Farncombe Employee delivers 20% of the retail value of a Project not falling within one of the Qualifying Scenarios, 20% of the retail value of that Project shall be eligible for inclusion in the calculation of Attributable Revenue.

5.5	In the event that a Project might qualify under more than one Qualifying Scenario, that which yields the higher credit value in terms of its contribution to Attributable Revenue shall prevail for the purpose of this Schedule.

5.6	In this paragraph 5, materially assisted shall mean the introduction of a client by a Farncombe Employee as part of a formal account planning process that directly results in a sale by any of the Targets or any other member of the Buyer’s Group, or a Farncombe Employee actively planning and participating in winning or securing a client engagement where such planning and participation directly results in a sale.

75

5.7	If any Recognised Revenue results from the sale of the Buyer’s software or technology solutions on a fixed fee, managed service or license basis (the terms of which have been approved by the Buyer in advance) all such Recognised Revenue shall be deemed to be Attributable Revenue and its GM shall be the higher of (i) actual GM, and (ii) 30%.

5.8	The Cost of Sales for a Project shall be the sum of:

5.8.1.	the daily costs of the individuals engaged on that Project, calculated by aggregating their basic salary, employer NICs, pension and any other individually incurred employment costs (including materials, travel and subsistence expenses), plus an allowance of 75% of their contractual bonus, divided by 193 (227 working days at 85% utilization), provided that the bonus portion of the calculation will not be re-calculated at year end once actual figures are known;

5.8.2.	any Project specific third party costs (for example, university costs for WiFi testing, but excluding general overheads); and

5.8.5.	any costs which are specific to a line of business, but are not Project specific (for example, hosting and support costs for the security monitoring platform, or the WiFi Test House, but excluding general overheads), which shall be apportioned on the basis of days used on the Project over total available days during the relevant period.

5.9	When calculating the GM for a Project, fixed price Projects will have their GM determined at the time of bid with no retrospective adjustment for Project over or under-runs.

6.	Additional provisions

6.1	The parties understand and agree that (i) the contingent rights to receive any Earn-out Payments earned under this agreement shall not be represented by any form of certificate or other instrument, and are not transferable, except as specifically provided herein or by operation of law, (ii) the contingent rights to receive any Earn-out Payments earned under this agreement do not constitute an equity or ownership interest in the Buyer or the Targets, and the Sellers shall not have any rights as security holders of the Buyer or the Targets in respect of such contingent rights, including any voting or dividend rights; and (iii) no interest is payable with respect to any Earn-out Payments except as may be otherwise determined by a court of competent jurisdiction. Any Consideration Shares transferred to the Sellers pursuant to this agreement shall not be deemed to be transferred to the Sellers or outstanding until the payment date of the Earn-out Payment, provided that the Sellers shall bear the economic risks and benefits of changes in the value of such Consideration Shares from the date of Completion until such payment date. The Sellers shall only be entitled to receive any dividend or distribution in respect of the Consideration Shares if the record date for such dividend or distribution is after such payment date.

76

6.2	The number of Consideration Shares and the form of such consideration payable under this Schedule 8 shall be subject to adjustment as determined in good faith by the Board of Directors of the Buyer to reflect appropriately any stock split, reverse stock split, stock dividend, merger, consolidation, conversion, reorganization, reclassification, exchange of shares or other like change with respect to shares of common stock of the Buyer (including any conversion of such shares into cash, property or securities in connection with any such transaction) occurring or having a record date on or after the Completion Date and prior to the date of transfer of such Consideration Shares. No such adjustment shall be made with respect to any issuance or sale of securities by the Buyer, any repurchase of securities by the Buyer or any dividends or distributions (other than stock dividends) declared or paid on the common stock of the Buyer.

6.3	Each Seller acknowledges and agrees that (i) none of the Buyer or its representatives has promised or projected, and no Seller has relied on any statements regarding, any payments under this Schedule 8 or any projected Attributable Revenue or Attributable GM for any period following the Completion Date; and (ii) other than the express covenants and agreements contained in this agreement (and in particular, the undertakings set out in paragraph 7 below), none of the Buyer or its representatives owe any fiduciary duties or any other duties (express or implied) to maximize the Attributable Revenue or the Attributable GM during the Earn-out Period or to ensure any Earn-out Payment or to maximise the amount of any Earn-out Consideration.

7.	Earn-out protections

7.1	The Buyer undertakes to the Sellers that at all times between Completion and the expiry of the Earn-out Period, except with the prior written consent of the Sellers’ Representative:

(a)	it shall not, and shall procure that none of the Targets nor any member of the Buyer’s Group shall, enter into or commit to a Project to be carried out using the services of one or more Farncombe Employee(s) which has a GM of less than 20%, unless the Buyer shall have agreed in writing that such Project may be treated as Strategic Revenue;

(b)	it shall not, and shall procure that no member of the Buyer’s Group shall, undermine the ability of the Sellers to achieve the Earn-out Target through the dismissal of more than one of the Sellers, provided that this undertaking shall be without prejudice to any right to dismiss in circumstances justifying summary dismissal;

(c)	it shall not, and shall procure that none of the Targets nor any member of the Buyer’s Group shall dismiss any of Stephen Upton, Jean-Marc Racine André Roy, Lionel Tranchard or Gary Marshall, other than in circumstances justifying summary dismissal or materially poor performance;

(d)	it shall not cause or permit the sale or transfer of any of the Sale Shares or a substantial part of the business and assets of the Targets; and

(e)	it shall procure that the Companies and each Subsidiary has sufficient working capital to carry on its business during the Earn-out Period.

7.2	The Buyer shall not (and shall procure that none of the Targets nor any other member of the Buyer’s Group shall) during the Earn-out Period:

(a)	cause or permit any action that is (whether wholly or partly) designed or intended to limit or frustrate the achievement of the Earn-out Target or the payment of the Earn-out Consideration; and/or

(b)	take any action or course of actions that has or have a material adverse effect on the achievement of the Earn-out Target or the amount of Earn-out Consideration payable to the Sellers (including but not limited to the cessation of, or a material reduction in, the supply of Farncombe Products to customers of the Buyer’s Group), provided that the Buyer shall not, by reason of this paragraph 7.2(b), be prevented from, or have any liability to the Sellers under this paragraph 7.2(b) for taking commercial actions that it reasonably believes (acting in good faith) to be necessary and justified for the benefit of its business as a whole.

77

Schedule 9        Existing Buyer Clients

Omitted

78

Schedule 10

Omitted

79

List of Schedules and Similar Attachments Omitted from Share Purchase Agreement

Schedule 1 – Sellers

Schedule 2 – Particulars of the Companies and the Subsidiaries

Schedule 6 – Particulars of properties

Schedule 7 – Completion Statements; Part 4 – Specific accounting treatments

Schedule 9 – Existing Buyer Clients

Schedule 10 – Legacy Revenue Contracts

Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment to the Share Purchase Agreement; provided, however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.

80

EXECUTED AND DELIVERED	)

as a Deed by ANDREW JIM	)
KELLEY GLASSPOOL	) /s/Jean-Marc Racine
Acting by his duly appointed attorney, Jean Marc Racine

in the presence of:

Signature of Witness:	/s/ Elizabeth Gillingham

Name of Witness: Elizabeth Gillingham

Address of Witness: Penningtons Manches LLP, 31 Chertsey Street, Guildford

EXECUTED AND DELIVERED	)
as a Deed by STEPHEN MARK	)
UPTON	) /s/Jean-Marc Racine
Acting by his duly appointed attorney, Jean Marc Racine

in the presence of:

Signature of Witness:	/s/ Elizabeth Gillingham

Name of Witness: Elizabeth Gillingham

Address of Witness: Penningtons Manches LLP, 31 Chertsey Street, Guildford

EXECUTED AND DELIVERED	)
as a Deed by Jean-Marc Racine	)
for and on behalf of MOBIFLUX	) /s/Jean-Marc Racine
Gérant

in the presence of:

Signature of Witness:	/s/ Elizabeth Gillingham

Name of Witness: Elizabeth Gillingham

81

Address of Witness: Penningtons Manches LLP, 31 Chertsey Street, Guildford

EXECUTED AND DELIVERED	)
as a Deed by GARY MARSHALL	)
) /s/Jean-Marc Racine
Acting by his duly appointed attorney, Jean Marc Racine

in the presence of:

Signature of Witness:	/s/ Elizabeth Gillingham

Name of Witness: Elizabeth Gillingham

Address of Witness: Penningtons Manches LLP, 31 Chertsey Street, Guildford

EXECUTED AND DELIVERED	)
as a Deed by LIONEL	)
TRANCHARD	) /s/Jean-Marc Racine
Acting by his duly appointed attorney, Jean Marc Racine

in the presence of:

Signature of Witness:	/s/ Elizabeth Gillingham

Name of Witness: Elizabeth Gillingham

Address of Witness: Penningtons Manches LLP, 31 Chertsey Street, Guildford

EXECUTED AND DELIVERED	)
as a Deed by JEAN-MARC	)
RACINE	) /s/Jean-Marc Racine

in the presence of:

Signature of Witness:	/s/ Elizabeth Gillingham

Name of Witness: Elizabeth Gillingham

82

Address of Witness: Penningtons Manches LLP, 31 Chertsey Street, Guildford

EXECUTED AND DELIVERED	)
as a Deed by Peter Woodward	)
for and on behalf of CARTESIAN	)
INC.	)	/s/ Peter Woodward
Director
in the presence of:

Signature of Witness:	/s/ James R. Baker

Name of Witness: James R. Baker

Address of Witness: [redacted]

83